UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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☒	Definitive Proxy Statement

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☐	Soliciting Material under Rule 14a-12

ESSENTIAL PROPERTIES REALTY TRUST, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 7, 2021

Dear Fellow Stockholder:

You are cordially invited to attend the 2021 annual meeting of stockholders of Essential Properties Realty Trust, Inc. The meeting will be held on Monday, May 17, 2021, at 9:30 a.m., Eastern Time, in a virtual meeting format only. The Annual Meeting will be accessible solely by means of remote communication.

The attached proxy statement, with the accompanying notice of the meeting, describes the matters expected to be considered and voted upon at the meeting. We urge you to review these materials carefully and to take part in the affairs of our company by voting on the matters described in the proxy statement.

Your vote is important. To attend and participate in the meeting, you will need to register with the control number included on the notice or proxy card at www.proxydocs.com/EPRT prior to the meeting (or deadline). Although you may vote online during the virtual annual meeting, we encourage you to vote via the internet, by telephone or by mail prior to the meeting, as outlined on your proxy card, to ensure that your shares are represented and voted. We look forward to your participation.

Sincerely,

Peter M. Mavoides
President and Chief Executive Officer

ESSENTIAL PROPERTIES REALTY TRUST, INC.

902 Carnegie Center Boulevard, Suite 520

Princeton, New Jersey 08540

(609) 436-0619

NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 17, 2021

NOTICE IS HEREBY GIVEN that the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of Essential Properties Realty Trust, Inc., a Maryland corporation (the “Company”), will be held on Monday, May 17, 2021, at 9:30 a.m., Eastern Time, in a virtual meeting format only. To be admitted to the Annual Meeting and vote your shares, you must register by Friday, May 14, 2021, 5:00 p.m. Eastern Time (the “Registration Deadline”) and provide the control number as described in the notice or proxy card, which can be accessed at www.proxydocs.com/EPRT. After completion of your registration by the Registration Deadline, further instructions, including a unique link to access the Annual Meeting and vote during the meeting, will be emailed to you.

At the Annual Meeting, holders of our common stock, $0.01 par value per share, will be asked to consider and vote upon the following proposals, all of which are discussed in greater detail in the accompanying proxy statement:

(1)

To elect eight (8) directors to the Company’s Board of Directors (the “Board”), each to serve until the 2022 Annual Meeting of Stockholders and until their respective successors are duly elected and qualify;

(2)	To approve, on an advisory basis, the compensation of the Company’s named executive officers, as more particularly described in the Proxy Statement;

(3)	To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021; and

(4)	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Only stockholders of record at the close of business on March 25, 2021, the record date for the Annual Meeting, will be entitled to notice of and to vote at the Annual Meeting and any postponement or adjournment thereof.

To make it easier for you to authorize a proxy to vote, internet and telephone proxy authorization are available. The instructions on the proxy card or voting instruction form describe how to use these convenient services.

BY ORDER OF THE BOARD OF DIRECTORS
Princeton, New Jersey April 7, 2021	Gregg A. Seibert Executive Vice President, Chief Operating Officer and Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 17, 2021. The Notice of Annual Meeting and Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2020 (which constitutes our annual report to stockholders)

are available at www.proxydocs.com/EPRT.

ESSENTIAL PROPERTIES REALTY TRUST, INC.

PROXY STATEMENT

i

ii

ABOUT THE PROXY MATERIALS AND ANNUAL MEETING

Why am I receiving these materials?

Essential Properties Realty Trust, Inc., a Maryland corporation (together with its subsidiaries, the “Company,” “we,” “us” or “our”), has delivered these materials to you in connection with the solicitation of proxies by its Board of Directors (the “Board”) for exercise at the 2021 Annual Meeting of Stockholders (the “Annual Meeting”), which will take place on Monday, May 17, 2021, at 9:30 a.m., Eastern Time, in a virtual meeting format only. This Proxy Statement describes the matters on which you, as a stockholder, are entitled to vote and provides the information that you need to make an informed decision on these matters.

What is included in the proxy materials?

The proxy materials include:

•	This Proxy Statement for the Annual Meeting; and

•	Our Annual Report on Form 10-K for the year ended December 31, 2020 (the “Annual Report”).

The proxy materials also include a proxy card or a voting instruction form for voting at the Annual Meeting.

What am I voting on?

At the Annual Meeting, you will be entitled to vote on:

•

The election of eight (8) directors to the Company’s Board, each to serve until the 2022 Annual Meeting of Stockholders and until their respective successors are duly elected and qualify (Proposal No. 1);

•	An advisory vote approving the compensation of the Company’s named executive officers, as more particularly described herein (Proposal No. 2); and

•	The ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021 (Proposal No. 3).

What are the Board’s recommendations?

The Board unanimously recommends you vote:

•	“FOR” the election of each of the eight (8) nominees named in this Proxy Statement as directors of the Company (Proposal No. 1);

•	“FOR” approval of the advisory resolution regarding compensation of the Company’s named executive officers, as more particularly described herein (Proposal No. 2); and

•	“FOR” the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021 (Proposal No. 3).

If I share an address with another stockholder and we received only one paper copy of the proxy materials, how may I obtain an additional copy of the proxy materials?

In addition to furnishing proxy materials electronically, we take advantage of the Securities and Exchange Commission’s (the “SEC”) “householding” rules to reduce the delivery cost of materials. Under such rules, only one Notice of Internet Availability of Proxy Materials or, if you have requested paper copies, only one set of proxy materials is delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. If you are a stockholder sharing an address and wish to receive a separate Notice of Internet Availability of Proxy Materials or copy of the proxy materials, you may so request by contacting:

Essential Properties Realty Trust, Inc.

Attention: Gregg A. Seibert

Executive Vice President, Chief Operating Officer and Secretary

902 Carnegie Center Boulevard, Suite 520

Princeton, New Jersey 08540

(609) 436-0619

Stockholders who hold shares in “street name” (as described below) may contact their broker, bank or other similar nominee to request information about householding.

How can I get electronic access to the proxy materials?

Our proxy materials are available on the internet at http://www.proxydocs.com/EPRT and on our investor relations website at http://investors.essentialproperties.com.

Who is entitled to vote at the meeting?

Holders of record of our common stock at the close of business on March 25, 2021, the record date for the Annual Meeting (the “Record Date”), are entitled to receive notice of the Annual Meeting and to vote their shares of common stock held on that date at the Annual Meeting or any postponements or adjournments of the Annual Meeting. On the Record Date, 108,934,363 shares of common stock of the Company were outstanding and entitled to vote at the Annual Meeting.

What if I am having technical difficulties or want additional information?

We will have technicians ready to assist you with any technical difficulties you may have accessing the Annual Meeting. If you encounter any difficulties accessing the virtual-only Annual Meeting platform, including any difficulties voting or submitting questions, you may call the technical support number that will be posted in your instructional email.

How can I attend the Annual Meeting?

In order to be admitted to the Annual Meeting, you must register with the control number found on your proxy card or voting instruction form at www.proxydocs.com/EPRT. If you are not a stockholder or were not an invited guest by the Company, you will not be permitted to attend the Annual Meeting.

Stockholders will have substantially the same opportunities to participate in our virtual Annual Meeting as they would have in an in-person meeting. Questions that comply with the Annual Meeting’s rules of conduct and that are pertinent to the purpose of the Annual Meeting will be answered during the meeting, subject to time constraints. We may address substantially similar questions, or questions that relate to the same topic, in a single response.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares, and the proxy materials were sent directly to you.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a broker, bank or other nominee, then you are the beneficial owner of those shares held in “street name,” and the proxy materials were forwarded to you by your broker, bank or other nominee who is considered the stockholder of record with respect to those shares. As a beneficial owner, you have the right to instruct your broker, bank or other nominee on how to vote the shares held in your account. Those instructions are contained in a “voting instruction form.”

How do I vote or authorize a proxy to vote on my behalf?

Voting by Proxy for Shares Held by a Stockholder of Record. If your shares are held in your own name as a holder of record with our transfer agent, Computershare Trust Company, N.A., you may instruct the proxy holders named in the accompanying proxy card on how to vote your shares of common stock in one of the following ways:

•	By Internet. You may vote by proxy over the internet by visiting http//www.proxypush.com/EPRT and following the instructions provided with the proxy card.

•	By Telephone. You may vote by proxy by calling the toll-free number found on the proxy card.

•	By Mail. You may vote by signing, dating and mailing the proxy card in the prepaid enclosed envelope.

Voting by Proxy for Beneficial Owners of Shares Held in Street Name. If your shares are held in street name by a broker, bank or other nominee, you may instruct such organization on how to vote your shares of common stock in one of the following ways:

•	By Internet. You may vote by proxy over the internet by following the instructions provided in the voting instruction form you received from the organization holding your shares.

•	By Telephone. You may vote by proxy by calling the toll-free number found on the voting instruction form you received from the organization holding your shares.

•	By Mail. You may vote by proxy by filling out the voting instruction form you received from the organization that holds your shares and sending it back in the envelope provided.

What constitutes a quorum?

The presence virtually or by proxy of stockholders at the Annual Meeting entitled to cast a majority of all the votes entitled to be cast on any matter at the Annual Meeting will establish a quorum. If a quorum is established, each holder of common stock will be entitled to one vote on each director to be elected at the Annual Meeting and each other matter to be voted on at the Annual Meeting for each issued and outstanding share of common stock owned on the Record Date. Proxies received but marked as abstentions and “broker non-votes” will be included in the calculation of the number of votes considered to be present at the meeting and will be counted for quorum purposes.

How are proxies voted?

All shares represented by valid proxies received prior to the Annual Meeting will be voted and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions.

What happens if I do not give specific voting instructions?

Stockholders of Record. If you are a stockholder of record and you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the broker, bank or other nominee that holds your shares with specific voting instructions, under the rules of the New York Stock Exchange (“NYSE”), the broker, bank or other nominee that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the broker, bank or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the broker, bank or other nominee that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

Which ballot measures are considered “routine” or “non-routine”?

The ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021 (Proposal No. 3) is a matter considered routine under applicable rules. A broker, bank or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 3.

The election of directors (Proposal No. 1) and the advisory vote regarding the compensation of the Company’s named executive officers as described herein (Proposal No. 2) are matters considered non-routine under applicable rules. A broker, bank or other nominee cannot vote without instructions on non-routine matters, and therefore broker non-votes may exist in connection with Proposal No. 1 and Proposal No. 2.

How many votes are needed to approve each item?

The affirmative vote of a plurality of all the votes cast at the Annual Meeting is required for the election of directors (Proposal No. 1). This means the eight nominees receiving the greatest number of votes will be elected. The affirmative vote of a majority of all votes cast on the matter at the Annual Meeting is required to ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021 (Proposal No. 3).

Generally, the Company’s bylaws provide that approval of any matter presented to our stockholders requires the affirmative vote of a majority of votes cast on the subject matter. Thus, the approval of the compensation of our named executive officers as described herein (Proposal No. 2) requires the affirmative vote of a majority of all votes cast at the Annual Meeting on the proposal. This vote, however, is advisory and is not binding on the Company, the Board or its Compensation Committee. Although this vote is advisory and non-binding, the Board and the Compensation Committee will take the results of this vote under advisement when making future decisions regarding the Company’s executive compensation.

How are abstentions, withhold votes and broker non-votes counted?

Instructions to abstain or withhold votes and broker non-votes will be counted to determine whether there is a quorum present at the Annual Meeting, but will not be considered votes cast. Accordingly, withhold votes and broker non-votes will have no effect on the election of directors (Proposal No. 1), abstentions and broker non-votes will have no effect on the advisory vote regarding the Company’s executive compensation (Proposal No. 2), and abstentions will have no effect on the ratification of the appointment of the Company’s independent registered public accounting firm for the year ending December 31, 2021 (Proposal No. 3). As stated above, broker non-votes are not expected to occur in connection with Proposal No. 3.

Can I change my vote after I have authorized a proxy to vote on my behalf?

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may provide different voting instructions to a proxy on a later date through the internet or by telephone (in which case only your latest internet or telephone proxy submitted prior to the Annual Meeting will be counted), by signing and returning a new proxy card or voting instruction form with a later date, or by attending the Annual Meeting and completing and submitting a ballot online during the meeting by following the instructions provided via e-mail one hour prior to the Annual Meeting. Your attendance at the Annual Meeting alone, without voting, will not automatically revoke your proxy. You may also specifically request that your prior proxy be revoked by delivering a written notice of revocation prior to the Annual Meeting to the Company at 902 Carnegie Center Boulevard, Suite 520, Princeton, New Jersey 08540, Attention: Corporate Secretary.

Where can I find the voting results of the Annual Meeting?

The Company intends to announce preliminary voting results at the Annual Meeting and disclose final results in a Current Report on Form 8-K filed with the SEC within four business days after the Annual Meeting. If final results are not yet known within that four business-day period, the Company will disclose preliminary voting results in the Form 8-K and file an amendment to the Form 8-K to disclose the final results within four business days after such final results are known.

Who pays the cost for soliciting proxies by the Board?

The Company will bear the cost of soliciting proxies, including the cost of preparing, printing and mailing the materials in connection with the solicitation of proxies. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending the proxy materials to the beneficial owners of the Company’s common stock. In addition to solicitations by mail, directors, officers and employees of the Company may, on behalf of the Company, without being additionally compensated, solicit proxies personally and by mail, telephone, facsimile or electronic communication.

2020 BUSINESS HIGHLIGHTS

We operated prudently and successfully through the COVID-19 pandemic. During the later portion of the first quarter of 2020 through the second quarter of 2020, as the adverse impact of the pandemic intensified and significantly increased general uncertainty in the business environment, we adopted a more defensive business posture and emphasized maintaining our liquidity and financial flexibility. As our operations improved during the later portion of 2020, particularly our rent collections, and a broader range of economic activity began to take place, we were able to resume our external growth strategy and focus our investment activity in targeted industries that had performed well during the pandemic, such as equipment rental, quick service restaurants and auto services, and resumed our capital recycling activity.	Effective Active Asset Management. In response to the COVID-19 pandemic, we negotiated rent deferral agreements with respect to $18.5 million of rent (representing 10% of our annualized base rent as of December 31, 2020). Our deferrals primarily involved tenants operating in industries that were significantly disrupted by the COVID-19 pandemic and government mandated restrictions intended to prevent its spread, particularly movie theaters, casual and family dining restaurants, entertainment, and health and fitness. As a result of our active asset management strategies, we ended 2020 with an occupancy of 99.7% (excluding two undeveloped land parcels). In addition, by year end we had collected substantially all of the scheduled rent that was deferred and due as of that date.

We completed significant net investment volume. Despite suspending our investment activity for nearly three months in response to the COVID-19 pandemic, we completed $602.8 million of investments in 234 properties in 95 transactions at a weighted average cash cap rate of 7.1%. Our full year investment volume included investments of nearly $393 million since we resumed our external growth strategy late in the third quarter of 2020. In 2020, we also completed the disposition of 50 properties for $81.7 million in net proceeds, for a gain of $5.8 million.

We maintained a strong balance sheet with conservative leverage and significant liquidity. As of December 31, 2020, our net debt-to-annualized adjusted EBITDAre was 4.8x, and 79.0% of our debt was unsecured. In March 2020, near the outset of the pandemic, we borrowed the remaining $180.0 million available under an unsecured term loan. In February

We accessed the equity capital markets. We raised a total of approximately $477.8 million in gross proceeds through two follow-on offerings and our ATM program. In January 2020, in advance of the onset of the pandemic, we completed an underwritten follow-on primary offering, selling 7,935,000 shares of our common stock for gross proceeds of $200.0 million. This offering provided us with increased financial flexibility during the onset of the pandemic and supported our accommodative approach to working with our tenants, whose businesses were, in many cases, shut down by government mandates. In September 2020, we completed another underwritten follow-on primary offering, selling 10,120,000 shares of our common stock for gross proceeds of $192.3 million. In June 2020, we refreshed our “at the market” equity distribution program (“ATM Program”), through which we may, from time to time, publicly offer and sell shares of our common stock having an aggregate gross sales price of up to $250.0 million. During the year ended December 31, 2020, we sold 4,499,057 shares of common stock under the ATM Program and a predecessor ATM program, at a weighted average price per share of $19.02, generating $85.6 million in gross proceeds.

We increased the strength and diversity of our portfolio. As of December 31, 2020, our total gross investment in real estate was approximately $2.5 billion, representing 1,181 properties (including 115 properties that secure loans receivable) operated by 238 tenants, as compared to $2.0 billion, representing 1,000 properties (including 91 properties

2020, we voluntarily prepaid $62.0 million of our one secured loan. As of December 31, 2020, our liquidity totaled approximately $415.0 million, including approximately $33.0 million in cash (including restricted cash relating to certain of our borrowings) and the available capacity on our unsecured revolving credit facility.	that secure loans receivable) operated by 205 tenants, as of December 31, 2019. As of December 31, 2020, our top ten tenants collectively accounted for only 21.3% of our annualized base rent, with our largest tenant accounting for only 2.8%, as compared to 23.4% and 3.4%, as of December 31, 2019.

We increased our dividend. Our annualized fourth quarter dividend of $0.96 per share of common stock represents an increase of $0.04 per share, or approximately 4.3%, over the previous annualized dividend.

CORPORATE RESPONSIBILITY

We believe that effective corporate governance, a positive corporate culture that acknowledges the importance of our stockholders, tenants, employees and business associates, and good corporate citizenship are critical to our ability to create long-term value. In that regard, we have adopted practices that we believe promote and enhance our corporate governance, culture and environmental stewardship.

Corporate Governance Practices

The following highlights certain key aspects of our corporate governance:

•	We Have an Independent Board. Seven of our eight director nominees are independent.

•	We Have an Independent Non-Executive Board Chairman. We separate the roles of Chairman and Chief Executive Officer and have an independent non-executive Chairman of the Board.

•	Our Key Board Committees are Fully Independent. Each member of our Audit, Compensation and Nominating and Corporate Governance Committees is an independent director.

•	Our Independent Directors Meet Without Management. Our independent directors hold regular executive sessions without management present.

•	We Do Not Have a Staggered Board. We hold annual elections for all our directors.

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We Have an Active and Engaged Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee plays an active role in managing our corporate governance and our risk management function, including environmental and sustainability initiatives, and developing, adopting and monitoring our corporate policies, processes and procedures in compliance with applicable rules and regulations of the SEC and the NYSE.

•	We Assess Board Performance. We conduct regular assessments of our Board and Board committees.

•	We Value Periodic Board Refreshment to Promote Effective Board Structure and Composition. Three of our eight director nominees have joined the Board since January 2020.

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Whistleblower Protection. We have implemented a “whistleblower” policy that allows directors, officers and employees to file reports on a confidential and anonymous basis regarding and issue of impropriety, violation of law, violation of corporate or other policies, or unethical business practices.

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We Have a Diverse Board and Management Team. We demonstrably value diversity in our Board and in our Company. Over one-third of each of our Board and management team is female. Nearly 40% of our employees are female and nearly one-third are minorities. Additionally, our Chief Executive Officer is a retired military veteran.

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Our Stockholders Have the Authority to Amend our Bylaws. In November of 2020, we adopted amended and restated bylaws that permit stockholders, by a majority of the votes entitled to be cast on the matter, to amend our bylaws, which power was previously vested exclusively in our Board (subject to specific exceptions regarding provisions related to the Maryland Control Share Acquisition Act and the Maryland Business Combination Act).

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Ethical Business Practices. We have adopted business and workplace policies that apply to all of our directors, officers, employees, vendors and service providers that seek to create a culture that values high ethical standards, including integrity, honesty, transparency and compliance with applicable laws, rules and regulations.

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We Value Transparency. We are committed to being a leader in providing detailed disclosures about our business to our stockholders. Our commitment to robust and transparent disclosures includes, but is not limited to, our filings with the SEC, our quarterly earnings releases and the associated supplemental information reporting packages, and our investor presentations.

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Investor Engagement. We value investor input and are committed to maintaining an active dialogue with our investors through extensive stockholder outreach. During 2020, we held over 150 virtual or face-to-face meetings with investors, in addition to attending seven industry/REIT conferences that were held virtually.

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We Maintain Stock Ownership Guidelines. We have adopted a stock ownership policy applicable to our executive officers and outside directors under which they are expected to maintain beneficial ownership of shares of our common stock (including securities convertible into or exercisable or exchangeable for common stock) with a value equal to a specified multiple of their annual base cash compensation.

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No Hedging or Pledging. We have policies that prohibit our officers, directors and employees from hedging our stock, and prohibit our directors and executive officers from pledging or otherwise encumbering our securities as collateral for indebtedness.

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We Have Opted Out of Certain Takeover Protections under Maryland Law. We have opted out of the control share acquisition statute and the business combination provisions in the Maryland General Corporation Law and we may not opt back into these provisions without stockholder approval. In addition, we are prohibited from adopting certain takeover protections, including classifying the Board, without first obtaining stockholder approval.

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We Do Not Have a “Poison Pill.” We do not maintain a stockholder rights plan (commonly referred to as a “poison pill”). We will not adopt one in the future without (a) the approval of our stockholders or (b) seeking ratification from our stockholders within 12 months after adoption of the plan if the Board determines, in the exercise of its duties under applicable law, that it is in the Company’s best interest to adopt a rights plan without the delay of seeking prior stockholder approval.

Corporate Culture and Employees

We seek to provide a dynamic work environment that promotes the retention and development of our employees and is a differentiating factor in our ability to attract new talent. We also are committed to providing our employees a rewarding work experience that allows for career development. We strive to offer our employees attractive and equitable compensation, regular opportunities to participate in professional development activities, outlets for civic engagement and reasonable flexibility to allow a healthy work/life balance. Our employees further our commitment to social responsibility through their efforts to become involved in outside organizations that promote education, environmental and social well-being.

We have a talented and diverse group of employees, and we are committed to providing a positive work environment for them. We value equal opportunity in the workplace and fair employment practices. The following highlights certain key aspects of our corporate culture:

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We Value Diversity and Inclusion. We have built an inclusive culture that encourages, supports and celebrates the diverse voices and backgrounds of our employees. We believe diversity encourages innovative thinking and the opportunity to be aligned with our tenants and the community around us. Women comprise nearly 40% of our employees and hold approximately 36% of our management positions, providing significant leadership at our Company. Our commitment to diversity extends to our board of directors, as three of its seven independent members, or approximately 43%, are women. Additionally, we have a consistent and strong record of hiring veterans of the U.S. military, including our Chief Executive Officer.

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Diversity Recognition. In 2020, we were named a “Champion of Board Diversity” by the Forum of Executive Women, a network of executive women that began in 1977 and is headquartered in Philadelphia, Pennsylvania.

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Attractive Compensation. Our compensation package includes attractive market-based base compensation, equity compensation for many employees, health benefits (medical, dental and vision) for all employees and their families, and a 401(k) plan (with a Company match equal to 100% of the first 5% of eligible compensation). Our compensation program is designed to attract and retain talent, and to align our employee’s efforts with the interests of all of our stakeholders. Factors we evaluate in connection with hiring, developing, training, compensating and advancing individuals include, but are not limited to, qualification, performance, skill and experience. Our employees are fairly compensated based on merit, without regard to color, race, sex, national origin, ethnicity, religion, age, disability, sexual orientation, gender identification or expression, or any other status protected by applicable law.

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Health, Family and Wellness. We strive to promote a healthy work/life balance for our employees. We have an onsite gym that, but for the recent COVID-19 restrictions, is accessible and free of charge for all employees. We support corporate sponsored athletic teams, including the EPRT employee soccer team. We ensure our health benefits and coverages are attractive and supportive of the needs of individual employees and employees with families alike. We supplement the costs of a comprehensive annual physical for our named executive officers. During the pandemic, after the “stay at home” mandate was lifted in New Jersey, we implemented a program through which half of our employees working at our corporate headquarters worked in the office on Mondays and Wednesdays and the other half worked in the office on Tuesdays and Thursdays, with all employees working from home on Fridays. Since returning to the office, subsequent to the lifting of the stay at home mandate, we have provided in office lunch to our employees with the goal of limiting their potential exposure to the virus. After the vaccination program was announced, we returned to full in person staffing from Monday through Thursday, with Friday continuing to be a work-from-home day.

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Professional Development. We offer our employees various continuing educational opportunities and reimbursement for certain educational expenses. We also offer reimbursement for certain costs associated with an employee’s professional certifications, including continuing education and preparation for certification examinations. We encourage our employees to grow within our organization, and we provide opportunities for employees to develop expertise in various aspects of our business, including acquisitions and dispositions, leasing, credit analysis, asset management, finance, and reporting and compliance. Employees are given regular feedback through formal annual performance reviews and an “open door” culture that encourages less formal guidance in “real time.” We support employees as they develop within our industry with memberships to industry organizations, such as the National Association of Real Estate Investment Trusts and the International Council of Shopping Centers. We periodically arrange “promotion dinners” to acknowledge and celebrate members of our team who have been promoted to positions of increasing responsibility.

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Internship Program. We are committed to developing talented individuals through our paid college internship program by providing career learning opportunities and an introduction to our business to students at the outset of their careers. During 2020 and to date in 2021, we have had three individuals work as interns at the Company.

Our commitment to maintaining a positive work environment extends beyond offering attractive compensation and meaningful opportunities for professional development and advancement.

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Employee Engagement. We hold weekly all-hands staff meetings virtually or at our corporate headquarters, where developments in, and objectives of, our business are broadly communicated. After each quarter, we hold a company-wide meeting, where we summarize overall corporate achievements and acknowledge significant employee contributions. At our weekly and quarterly meetings, all employees are encouraged to provide input into the development of our business and voice any suggestions or concerns that they may have.

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Team Building. We believe that fostering a collegial work environment is an important element of driving long-term success. Accordingly, we strive to develop a supportive work environment through various events, such as an annual summer outing and a holiday celebration near year end, which are designed to foster an increasing level of collegiality among our employees and develop a shared sense of mission.

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Civic Engagement. We are committed to improving the community around us, and we believe that giving back is an important part of being a responsible corporate citizen. We actively support many organizations in the greater Princeton, New Jersey area surrounding our corporate headquarters, and we encourage our employees to volunteer with organizations that are meaningful to them. We have been proud to support organizations such as:

•	The Capital Area YMCA;

•	Better Beginnings Child Development Center (an organization that provides affordable childcare for working parents); and

•	Alex’s Lemonade Stand Foundation (an organization that seeks to cure childhood cancer and support families with children battling cancer).

During 2021, we look forward to continuing to support the organizations that we have been involved with previously, and we plan to identify new organizations to support which are contributors to the betterment of our local community and causes in which our employees participate.

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Employee-Directed Engagement Initiatives. For our employees, we are committed to creating a diverse and vibrant workplace that respects individuality, helps every person realize his or her full potential, and includes persons with a broad range of experiences, backgrounds and skills that enable us to anticipate and meet the needs of our business and those of our tenants.

Environmental Stewardship

As a net-lease REIT, we do not control the operations and activities at our properties, and accordingly, we do not have the ability to mandate the sustainability practices of our tenants. However, we recognize that commercial real estate assets can have a substantive impact on the environment and on the health and safety of building occupants. We believe that being aware of, and addressing, these issues are important aspects of building a successful and sustainable business. Further, as described more fully below, we believe that supporting our tenants’ efforts to implement sustainability initiatives enhances their operations and prospects for success and therefore our own. In addition to assisting our tenants with their sustainability initiatives, we recognize that our Company has a carbon footprint that we are committed to reducing. Our commitment to environmental stewardship starts at our corporate headquarters, in Princeton, New Jersey, and extends to our portfolio of income properties, our investment and leasing practices, and to our tenants. Our sustainability strategy in 2021 will include, among other things, an evaluation of our sustainability disclosures in comparison with the frameworks disseminated by the Task Force on Climate-Related Financial Disclosures (“TCFD”) and the Sustainability Accounting Standards Board (“SASB”). We recognize that the TCFD and SASB provide an important reference for sustainability disclosures and believe greater alignment in our disclosures with these published standards is appropriate. We intend for our efforts in 2021 to have a meaningful impact in reaching our sustainability targets, most particularly reducing our own carbon footprint and those of our tenants.

Our Headquarters. We emphasize sustainability at our corporate headquarters through several measures, including our own office operations and the operation of the building in which we rent space. The sustainability practices in our office seek to minimize our environmental impact and reduce our carbon footprint and include the following:

•	Energy efficient lighting and lighting control systems that automate the activation and termination of lighting in our individual offices, conference rooms and common areas;

•	Deploying minimized HVAC and heating run times—our HVAC systems go into a night set back daily and there is no run time on the weekends;

•	We have an active single-stream recycling program for paper, plastic and cans;

•	We purchase Energy Star certified computers, monitors and printers;

•	We use Energy Star power management settings on our computers and monitors;

•	We dispose all ink cartridges utilizing the manufacturer’s recycling program; and

•	We have installed water machines and have eliminated the use of plastic or styrofoam cups and plastic water bottles.

Our headquarters building is certified under the EPA’s Energy Star certification program, indicating that it uses 35% less energy and generates 35% fewer greenhouse gas emissions. In order to receive this designation, the following components must be met:

•	Use of energy efficient LED lighting.

•	Use of environmentally friendly cleaning products. The products must meet the Green Seal certification standards.

•	Variable frequency drives and more energy efficient motors are purchased and installed in all cooling tower units.

•	Mandatory shut down of all lighting and HVAC systems daily.

•	The building utilizes a lamp recycling company for compliant disposal of all spent tubes and electronic ballasts.

•	To minimize generation of waste and release of pollutants, the building requires all paint to be low VOC.

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Storm water retention is managed through water runoff from roofs and paved areas and are routed to various underground drainage basins. All water runoff is naturally filtered and returned to the aquifer.

•	Green-friendly native and drought-tolerant plants are used in landscaping to minimize watering needs.

Our Properties. The properties in our portfolio are generally leased to our tenants under long-term triple net leases which give our tenants exclusive control over and the ability to institute energy conservation and environmental management programs at our properties. Generally, our leases also require the tenants to fully comply with all environmental laws, rules and regulations, including any remediation requirements. Our asset management department actively monitors any environmental conditions on our properties to make sure that the tenants are meeting their obligations to remediate or remedy any open environmental matters. On all properties that we acquire we obtain an environmental assessment from a licensed environmental consultant to understand any environmental risks and liabilities associated with a property and to ensure that the tenant will address any environmental issues on our properties.

The Essential Sustainability Loan Program. Beginning in the second quarter of 2021, we expect to launch our Essential Sustainability Loan Program. Through this program we intend to offer our tenants the ability to obtain a Sustainability Loan from us to support a tenant’s implementation of sustainability initiatives at the property or properties it leases from us. We expect that our initial commitment to this program will be $50 million to $60 million. The primary objective of the Essential Sustainability Loan Program is for us to provide financing to our tenants to achieve their sustainability goals, which we believe will provide our tenants with strategic opportunities, including reducing their carbon footprints, rationalizing certain operating costs, and deploying sustainable features that may promote increased brand identity and customer adoption or loyalty. A tenant’s use of the loan proceeds must be for products, equipment and services that serve specific sustainability initiatives. Examples include lighting and lighting control systems, HVAC equipment and related insulation, water efficiency systems, electric vehicle charging stations, and solar energy solutions. The Company is currently engaged in identifying a “Sustainability Partner” for the program that will assist participating tenants in evaluating the costs and benefits of their targeted sustainability solution, acquiring the necessary products and services, and implementing/installing the solution. The Sustainability Partner will also assist the tenant in identifying, applying for and obtaining any related grants, credits or similar financial incentives or payments that may be available from utility companies, governmental authorities or other parties. We expect that any grants, credits, financial incentives or other related payments received by the tenant will be required to be used to pay down the principal of the sustainability loan upon receipt.

GOVERNANCE

Proposal No. 1—Election of Directors

The number of directors that serve on the Board is currently set at eight and may be fixed from time to time by the Board in the manner provided in the Company’s bylaws, except that the total number of directors may never be fewer than one or, unless our Bylaws are amended, more than 15. In accordance with the Company’s bylaws and Maryland law, directors are elected to serve until the next annual meeting of stockholders and until their successors are duly elected and qualify or until their earlier removal, resignation or death. Mr. Bossidy, an independent member of our Board, serves as its non-executive Chairman. Our Board has the following three standing committees, each of which is comprised entirely of independent directors: Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

Director Nominees

Name	Age	Positions Held with the Company	Director of the Company Since	Committee Memberships(1)	Other Public Company Boards
Paul T. Bossidy	60	Chairman of the Board	2018	C	0
Joyce DeLucca	56	Director	2018	C	0
Scott A. Estes	50	Director	2018	A	1
Peter M. Mavoides	54	President, Chief Executive Officer and Director	2018		0
Lawrence J. Minich	73	Director	2020	A, NCG	0
Heather L. Neary	45	Director	2020	NCG, C	0
Stephen D. Sautel	52	Director	2018	NCG	0
Janaki Sivanesan	49	Director	2020	A, NCG	1

(1)	A = Audit Committee; C = Compensation Committee; NCG = Nominating and Corporate Governance Committee

Each of the eight director nominees listed above currently serves as a director of the Company, and their biographies can be found below under “—Biographical Information Regarding the Board.” Each director was elected to our Board by our stockholders at our 2020 Annual Meeting of Stockholders. Each of the eight director nominees was recommended by the Nominating and Corporate Governance Committee and nominated by the Board to stand for election at the Annual Meeting.

In selecting director nominees, the Board seeks to monitor the mix of experience, qualifications, attributes and skills of its members in order to ensure that the Board, as a whole, has the necessary tools to perform its oversight function effectively in light of the Company’s business and structure. For more information about the qualifications and skills of each of the director nominees, see “—Background and Experience of Directors.”

Vote Required

The affirmative vote of a plurality of all the votes cast at the Annual Meeting is required for the election of a nominee as a director. This means the eight nominees receiving the greatest number of votes will be elected. Stockholders of the Company are not permitted to cumulate their votes for the election of directors. Unless contrary instructions are given, shares represented by duly authorized proxies solicited by the Board will be voted for the election of each of the nominees named above. If any person named as nominee should be unable or unwilling to stand for election at the time of the Annual Meeting, proxies will be voted for a replacement nominee designated by the Board or, in the event no such designation is made, proxies will be voted for a lesser number of nominees. At this time, the Board knows of no reason why any of the nominees listed above may not be able to serve as a director if elected.

Board Recommendation

The Board unanimously recommends that you vote “FOR” the election of each of the nominees named above.

Board Refreshment and Key Board Characteristics

Our Board is committed to periodic board refreshment, which we believe promotes effective board structure and composition. We seek to add directors who contribute to diversity of background, expertise, perspective, age, gender and ethnicity.

Since January 2020, we have elected each of Lawrence J. Minich, Heather L. Neary and Janaki Sivanesan to our Board. These new directors add expertise, perspective, and age and gender diversity. With the addition of these new members, our Board has the following key characteristics:

Diverse: 38% of our Board is female.

Independent: 88% of our directors are independent. Seven of our eight directors (i.e., all of our directors other than our Chief Executive Officer) are independent.

Refreshed: Three new directors have been elected since January 2020.

Young: 75% of our directors are in their 50s or younger.

Biographical Information Regarding the Board

Set forth below is biographical information for each director nominee, each of whom currently serves as a director of the Company.

Paul T. Bossidy. Mr. Bossidy has served as the chairman of our Board since 2018. Mr. Bossidy is President and Chief Executive Officer of Patripabre Capital LLC, in Ridgefield, Connecticut, and provides consulting services to companies in the financial services industry. From 2015 to 2019, Mr. Bossidy served on the board of directors of Berkshire Hills Bancorp, Inc., a bank holding company that is the parent of Berkshire Bank with branches throughout New England. Mr. Bossidy previously served as President and Chief Executive Officer of Clayton Holdings LLC (“Clayton”) from 2008 to 2014, when it was acquired by Radian Group, Inc. Prior to joining Clayton, Mr. Bossidy was a Senior Operations Executive at Cerberus Capital Management LP, a real estate investment fund, from 2006 to 2008. Prior to that, Mr. Bossidy served in various executive appointments for General Electric Company from 1993 to 2006, including General Manager of Corporate Business Development, President of the Refrigerator Product Line within GE Appliances Division, President and Chief Executive Officer of GE Lighting (North America), President and Chief Executive Officer of GE Vendor Financial Services, President and Chief Executive Officer of GE Commercial Equipment Financing and President and Chief Executive Officer of GE Capital Solutions Group. From 2001 to 2006, while Chief Executive Officer of GE Commercial Equipment Financing, Mr. Bossidy was also responsible for GE Franchise Finance, a lender for the franchise finance market, which operated a large triple-net lease real estate business. He is a Certified Public Accountant and a Certified Six Sigma Black Belt. Mr. Bossidy received a B.A. from Williams College, a Masters in Accounting from New York University and an M.B.A. with concentrations in Finance and Marketing from Columbia University Graduate School of Business.

Joyce DeLucca. Ms. DeLucca is a Partner of BD Capital Management LLC, a private investment firm focusing on performing and distressed commercial real estate. Until December 2020 Ms. DeLucca was Managing Director at Hayfin Capital Management, LLC, a private investment firm focusing on direct lending, special opportunities, high yield credit and securitized credit. Ms. DeLucca joined Hayfin in January 2018, when Hayfin acquired Kingsland Capital Management LLC. Kingsland was an investment manager specializing in collateralized loan obligations and leveraged credit that was founded by Ms. DeLucca in January 2005, and where she served as Managing Principal and Chief Investment Officer. Ms. DeLucca’s career spans 32 years in the debt capital markets, including management of high yield, leveraged loan, distressed and mezzanine assets. Prior to establishing Kingsland, Ms. DeLucca was a Managing Principal at Katonah Capital, an asset manager focusing on leveraged loans and high yield bonds, from 2000 to 2004. Previously, Ms. DeLucca was a Managing Director at Chase Manhattan Bank, where she co-founded Octagon Credit Investors, from 1995 until 1999. Ms. DeLucca was also a Portfolio Manager and Investment Advisor at Fisher Brothers from 1989 to 1995, where she focused on distressed and high yield investing. She began her career as a trader and analyst with Bernstein Macaulay’s high yield bond and mortgage-backed securities divisions, where she was employed from 1986 to 1989. Ms. DeLucca served on the Regulatory and Board Nominating Committees of the Loan Sales and Trading Association from 2006 to 2010. She received a B.S. in Finance from Ithaca College in 1986 and is a CFA charterholder.

Scott A. Estes. Mr. Estes has served as a director since 2018. Mr. Estes served as Executive Vice President-Chief Financial Officer of Welltower Inc. (“Welltower”), a NYSE-listed, S&P 500 constituent REIT focused on healthcare infrastructure, from January 2009 to October 2017. Mr. Estes served as Senior Vice President and Chief Financial Officer of Welltower from March 2006 to January 2009 and as Vice President of Finance of Welltower from April 2003 to March 2006. From January 2000 to April 2003, Mr. Estes served as a Senior Equity Research Analyst and Vice President with Deutsche Bank Securities, a financial services firm, with primary coverage of the Healthcare REIT and Healthcare Services industry sub-sectors. Previously, Mr. Estes served as a Vice President of Bank of America Securities from January 1998 through December 1999 and as an Associate Analyst and Vice President at Morgan Stanley from March 1994 through December 1997. Mr. Estes is a member of the board of trustees of JBG Smith Properties, a NYSE-listed REIT that owns, operates, invests in and develops assets concentrated in leading urban infill submarkets and around Washington, DC, where he serves as the chairman of the Audit Committee and is a member of the Compensation Committee. Mr. Estes received his B.A. in Economics in 1993 from The College of William and Mary.

Peter M. Mavoides. Mr. Mavoides has been our President and Chief Executive Officer since 2018, and he held similar positions since March 2016 at Essential Properties Realty Trust LLC (“EPRT LLC”), which became our operating partnership in connection with our June 2018 initial public offering. From September 2011 through February 2015, Mr. Mavoides was the President and Chief Operating Officer of Spirit Realty Capital, Inc. (“Spirit”), an NYSE-listed REIT that invests primarily in single-tenant, net leased real estate. While at Spirit, Mr. Mavoides was instrumental in transforming that company from a private enterprise, with approximately $3.2 billion of total assets and 37 employees at the time of its September 2012 initial public offering, to a public company with approximately $8.0 billion of total assets and over 70 employees at the time of his departure in February 2015. During his tenure at Spirit, Mr. Mavoides chaired the company’s investment committee and led the team that created the infrastructure that acquired over 150 separate investments with an aggregate purchase price of nearly $2.0 billion and an average investment per property of $2.6 million over a period of approximately three years. Mr. Mavoides previously worked for Sovereign, as its President and Chief Executive Officer, from May 2003 to January 2011. Sovereign is a private equity firm that focuses on investment opportunities relating to long-term, net-leased real estate. While at Sovereign, Mr. Mavoides developed and implemented a business plan pursuant to which Sovereign grew from a startup to a leading investor focused on single-tenant, net leased properties, and he implemented an investment strategy pursuant to which over $1.0 billion was invested in net lease transactions. During his tenure at Spirit and Sovereign, Mr. Mavoides was instrumental in structuring the investment of approximately $4.0 billion in net lease assets. Prior to joining Sovereign, Mr. Mavoides was employed by Eastdil Realty, a subsidiary of Wells Fargo Bank, and worked in the banking group at Citigroup, where he focused on the structuring of sale-leaseback transactions. Mr. Mavoides received a B.S. from the United States Military Academy and an M.B.A. from the University of Michigan.

Lawrence J. Minich. Mr. Minich has served as a director since 2020. Mr. Minich retired in 2019 as an executive officer of Hotshine Holdings, Inc. (d/b/a Mister Car Wash), a private equity-backed company that is one of the largest car wash operators in the United States. Mr. Minich served as the company’s Chief Financial Officer from 1999-2013, at which time he relinquished that position as part of the company’s management succession plan, and from 2014-2019 he served as a Vice President of and Special Advisor to Mister Car Wash. During that later period, Mr. Minich continued to work with the company’s acquisition team in evaluating and negotiating acquisitions, including the sourcing and negotiation of sale-leaseback transactions. He also served on the company’s investment committee and as an advisor to senior management on strategic, operational and administrative matters. Prior his affiliation with Mister Car Wash, Mr. Minich worked as a financial consultant from 1997-1999 and served as Senior Vice President & Treasurer of Blue Coral, Inc., a privately held manufacturing company in the automotive aftermarket, from 1981-1996, when the company was sold to Quaker State Oil. Earlier in his career, from 1970- 1981, Mr. Minich worked in the audit department of Arthur Andersen & Co. Mr. Minich received his B.S. in Accounting from the University of Akron in 1970 and his CPA certificate in 1972.

Heather L. Neary. Ms. Neary has served as a director since 2020. Since March 2021, Ms. Neary has been an Executive Vice President and General Manager at KBP Investments, an Overland Park, Kansas based firm. KBP Investments is one of the largest Yum! Brands franchisees in the country, and Ms. Neary oversees the business unit that focuses on Taco Bell restaurants. Previously, from November 2015 through December 2020, Ms. Neary had been the President of Auntie Anne’s, the largest soft pretzel franchisor, with more than 1,800 locations in 48 states and over 25 countries. Ms. Neary joined Auntie Anne’s in 2005 and held positions of increasing responsibility, including Vice President, Global Marketing immediately prior to her promotion to President in 2015. During her tenure at Auntie Anne’s, Ms. Neary was responsible for various functions, including overseeing marketing, communications, operations, research and development, product innovation and the franchisee leadership team. Prior to joining Auntie Anne’s, Ms. Neary held roles in marketing and as a managing editor for a business magazine. In addition to her commercial activities, Ms. Neary serves on the Board of Directors of the Lancaster Family YMCA, a charitable organization in Lancaster Pennsylvania focused on improving the health and well-being of the community, as well as on the Board of Directors for the National Restaurant Association and on the Board of Directors for Women’s Foodservice Forum. She also serves on the Board of Advisors for Penn State Harrisburg and the Advisory Board for Alex’s Lemonade Stand Foundation. Ms. Neary received a B.A. from Millersville University in 1999 and an M.B.A. from Penn State University in 2009.

Stephen D. Sautel. Mr. Sautel has served as a director since 2018. Mr. Sautel is a private investor, and he serves on the board of several private companies engaged in diverse businesses, including business services, manufacturing, distribution, institutional investment management and residential real estate. Since December 2017, Mr. Sautel has served as a director of CBAM Holdings, LLC, a private company that is an affiliate of Eldridge and is engaged in managing corporate credit. From 2014 to 2018, Mr. Sautel served as a director of Guggenheim Partners Investment Management Holdings, LLC, a diversified institutional investment management firm. From October 2001 to June 2014, Mr. Sautel was an investment professional at Guggenheim Capital, LLC, where he held the titles of Senior Managing Director and Chief Operating Officer of the Investments Business. While at Guggenheim, Mr. Sautel co-founded the firm’s credit investing business and later was responsible for supervising the firm’s investment management operations. Prior to Guggenheim, Mr. Sautel worked at J.H. Whitney & Co., First Chicago Capital Markets, and Arthur Andersen & Co. Mr. Sautel received a B.B.A. from the University of Kentucky in 1991 and an M.B.A. from the University of Michigan in 1996. Mr. Sautel is a CFA charterholder.

Janaki Sivanesan. Ms. Sivanesan has served as a director since 2020. Ms. Sivanesan is a practicing attorney and private investor in early stage and middle market companies. She was also a founding principal of a private equity firm focused on middle market investments. Ms. Sivanesan has over 20 years of legal experience, including practicing as a partner at large international firms. As an independent sponsor-principal and as a legal advisor, Ms. Sivanesan has participated in a wide range of transactions, including mergers and acquisitions, complex corporate financings and restructurings. Ms. Sivanesan has structured and negotiated private equity and debt investments in a range of industries, including technology, healthcare, oil and gas, and real estate development. Ms. Sivanesan also has experience in cross-border transactions related to manufacturing and outsourcing, and is knowledgeable with respect to business operations in India. Ms. Sivanesan has been a member of the Board of Directors of Hurco Companies, Inc. (Nasdaq Global Select Market: HURC), an international industrial technology company, since 2008. Ms. Sivanesan received her Bachelors of Arts in Business Administration, finance, magna cum laude, from Kennesaw State University in 1991 and her Juris Doctor, cum laude, from Case Western Reserve University School of Law in 1995.

Background and Experience of Directors

When considering whether directors have the experience, qualifications, attributes and skills to enable the Board to satisfy its oversight responsibilities effectively in light of our business and structure, the Board focused primarily on each person’s background and experience as reflected in the information disclosed in each of the directors’ individual biographies set forth above. The Board believes that the director nominees provide an appropriate mix of experience, qualifications, attributes and skills relevant to our business. In particular, the Board considered the following important characteristics, among others, with respect to each director:

•	Mr. Bossidy—his prior management and board experience, as well as his familiarity with our Company since its early stages of development and his knowledge and background in accounting and finance.

•	Ms. DeLucca—her experience as an investment professional, familiarity with the debt capital markets and credit analysis, and experience in establishing and managing businesses.

•	Mr. Estes—his financial and business experience, including his service as the chief financial officer of a large publicly traded REIT and a board member of publicly traded REITs.

•	Mr. Mavoides—his status as a founder of our Company and his experience with net-lease financing and investing in real estate.

•	Mr. Minich—his experience as a senior executive at a service-based operating company responsible for, among other things, sourcing and negotiating sale-leaseback transactions.

•	Ms. Neary—her experience in consumer-facing marketing, operations and as a senior executive at companies with significant retail tenancies.

•	Mr. Sautel—his experience as an investor and a board member, and his familiarity with a broad range of industries.

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Ms. Sivanesan—her experience as an investor in early stage and middle market companies and as a practicing attorney, including her familiarity with complex transactions, mergers and acquisitions, and governance matters.

Board and Committee Governance

Board Leadership Structure

Our Board currently consists of eight members, each of whom is currently serving for a term expiring at the Annual Meeting and upon the election and qualification of his or her successor.

The Board has no fixed policy with respect to the separation of the offices of Chairman of the Board and Chief Executive Officer. The Board retains the discretion to determine, at any time, whether to combine or separate the positions as it deems to be in the best interests of the Company. However, the Board currently believes that separating the positions of Chief Executive Officer and Chairman is an integral part of effective corporate governance, because it improves the ability of the Board to exercise its oversight role by having a director who is not a member of management serve as the Chairman of the Board.

Board Executive Sessions

The non-employee members of the Board meet in executive session without management present at the conclusion of each regular Board meeting. Mr.  Bossidy, the Chairman of our Board, acts as the Chair at all of these executive sessions.

Board of Directors Role in Risk Oversight

One of the key functions of our Board is informed oversight of our risk management process. Our Board administers this oversight function directly, with support from its three standing committees, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, each of which addresses risks specific to its respective areas of oversight. In particular, as more fully described below, our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. See “Executive Compensation—Compensation Risk Assessment.” Our Nominating and Corporate Governance Committee provides oversight with respect to corporate governance and ethical conduct and monitors the effectiveness of our corporate governance guidelines. As part of its oversight of our governance and related policies and procedures, the Nominating and Corporate Governance Committee also monitors risk at an enterprise level.

Meetings and Attendance

During the year ended December 31, 2020, the Board met fourteen times. No director attended fewer than 75% of the total number of Board meetings and committee meetings on which he or she served that were held during the year ended December 31, 2020 and that were held while such person was a director of the Company or member of such committee. The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The charters for each of these committees are available on our investor relations website at http://investors.essentialproperties.com. The Board may establish other committees as it deems necessary or appropriate from time to time. We do not have a formal policy regarding attendance by members of the Board at annual meetings of stockholders. Mr. Mavoides attended our 2020 annual meeting of stockholders.

Board Committees

Audit Committee

Our Board has adopted an Audit Committee charter, which defines the Audit Committee’s principal functions, including oversight related to:

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the evaluation of the qualifications and independence of our independent registered public accounting firm; and

•	the performance of our internal audit function.

The Audit Committee is also responsible for engaging, evaluating, compensating and overseeing an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans for and results of the audit engagement, approving services that may be provided by the independent registered public accounting firm, including audit and non-audit services, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. The Audit Committee also prepares the audit committee report required by SEC regulations to be included in our annual report or proxy statement.

During the year ended December 31, 2020, the Audit Committee met seven times. On February 21, 2020, our Audit Committee was reconstituted to include Messrs. Anthony K. Dobkin, Estes and Minich, and Ms. Sivanesan, with Mr. Estes serving as chair. In connection with his appointment as our Interim Chief Financial Officer on March 16, 2020, Mr. Dobkin resigned from the Audit Committee on that date, and the current members of the Audit Committee are Messrs. Estes and Minich and Ms. Sivanesan. Our Board has determined that (i) Mr. Estes qualifies as an “audit committee financial expert,” as such term has been defined by the SEC in Item 407(d)(5) of Regulation S-K, and (ii) each current and former member of our Audit Committee is (or, in the case of Mr. Dobkin, was, during his membership) “financially literate” as that term is defined by NYSE listing standards and meets (or, in the case of Mr. Dobkin, then met) the definition for “independence” for the purposes of serving on our Audit Committee under NYSE listing standards and Rule 10A-3 under the Exchange Act.

Compensation Committee

Our Board has adopted a Compensation Committee charter, which defines the Compensation Committee’s principal functions to include:

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assisting the independent directors in discharging the Board’s responsibilities relating to compensation of the Company’s executive officers and directors and approving individual executive officer compensation intended to attract, retain and appropriately reward employees in order to motivate their performance in the achievement of the Company’s business objectives and align their interests with the long-term interests of the Company’s stockholders;

•	reviewing and recommending to the Board compensation plans, policies and programs; and

•	preparing the compensation committee report on executive compensation included in the Company’s annual report or proxy statement.

The Compensation Committee has the authority, in its sole discretion, to retain or obtain the advice of a compensation consultant, legal counsel or other adviser as it deems appropriate. The committee may form and delegate authority to subcommittees consisting of one or more members when it deems appropriate.

During the year ended December 31, 2020, the Compensation Committee met four times. On February 21, 2020, our Compensation Committee was reconstituted to include Messrs. Bossidy and Dobkin, and Msses. DeLucca and Neary, with Ms. DeLucca serving as chair. In connection with his appointment as our Interim Chief Financial Officer on March 16, 2020, Mr. Dobkin resigned from the Compensation Committee on that date, and the current members of the Compensation Committee are Mr. Bossidy and Msses. DeLucca and Neary. Our Board has determined affirmatively that each current and former member of our Compensation Committee meets (or, in the case of Mr. Dobkin, met) the definition for “independence” for the purpose of serving on our Compensation Committee under applicable rules of the NYSE, and each member of our Compensation Committee meets (or, in the case of Mr. Dobkin, then met) the definition of a “non-employee director” for the purpose of serving on our Compensation Committee under Rule 16b-3 of the Exchange Act.

Nominating and Corporate Governance Committee

Our Board has adopted a Nominating and Corporate Governance Committee charter, which defines the Nominating and Corporate Governance Committee’s principal functions, to include:

•	identifying, evaluating and recommending individuals qualified to become members of the Board;

•	selecting, or recommending that the Board select, the director nominees to stand for election at each annual meeting of stockholders or to fill vacancies on the Board;

•	developing and recommending to the Board a set of corporate governance guidelines applicable to the Company; and

•	overseeing the annual performance evaluation of the Board and its committees and management.

In addition, the Nominating and Corporate Governance Committee monitors our overall risk management process at an enterprise level, and during 2020 evaluated various risks and the processes in place to monitor and mitigate such risks, including portfolio risks, operational risks, balance sheet risks and human capital risks.

During the year ended December 31, 2020, the Nominating and Corporate Governance Committee met four times. On February 21, 2020, our Nominating and Corporate Governance Committee was reconstituted and is composed of Messrs. Minich and Sautel, and Msses. Neary and Sivanesan, with Mr. Sautel serving as chair. Our Board has determined affirmatively that each member of our Nominating and Corporate Governance Committee meets the definition of independence under NYSE listing standards.

The Nominating and Corporate Governance Committee considers candidates for director suggested by its members, as well as by management and our stockholders, if such candidates meet the Nominating and Corporate Governance Committee’s criteria for Board membership, evaluating them in the same manner in which the Committee evaluates other candidates. Such recommendations should be made in writing to the Nominating and Corporate Governance Committee or the Corporate Secretary of the Company and should include a description of the qualifications of the proposed candidate.

A stockholder who desires to nominate a prospective nominee for the Board should notify the Corporate Secretary of the Company, at 902 Carnegie Center Boulevard, Suite 520, Princeton, New Jersey 08540. As set forth in the Company’s bylaws, the deadline for submission of stockholder nominations is not less than 120 calendar days nor more than 150 calendar days prior to the first anniversary of the date the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting. The Nominating and Corporate Governance Committee has the authority and right to retain a search firm to identify or evaluate potential nominees if it so desires.

In evaluating candidates to serve on the Board, the Nominating and Corporate Governance Committee’s objective is to select individuals with experience, qualifications, attributes and skills that can assist the Company and the Board in achieving their objectives. The Nominating and Corporate Governance Committee considers (i) individual qualifications, including relevant career experience, strength of character, maturity of judgment, experience in, and familiarity with, the Company’s business and industry and (ii) all other factors it considers appropriate, which may include age, diversity of background, existing commitments to other businesses, potential conflicts of interest, legal considerations, corporate governance background (including experience as a board member or officer of another publicly held company), financial and accounting background, executive compensation background and the size, composition and combined expertise of the existing Board. Though neither the Board nor the Nominating and Corporate Governance Committee has a formal policy concerning diversity, the Board values diversity, believes diversity should be considered in the director identification and nominating process, and seeks director nominees that have a diverse range of views, backgrounds and leadership, as well as business experience. The Nominating and Corporate Governance Committee also considers the extent to which the candidate would fill a present need on the Board.

Once the Nominating and Corporate Governance Committee has identified a prospective nominee, the Committee will make an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination will be based on the information provided to the Nominating and Corporate Governance Committee with the recommendation of the prospective candidate, as well as the Nominating and Corporate Governance Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others.

Corporate Governance Guidelines and Code of Conduct

The Board has adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics that applies to all of our officers, directors and employees. The current versions of these corporate governance documents are available free of charge on the Company’s investor relations website at http://investors.essentialproperties.com and in print to any stockholder who requests copies by contacting the Company at 902 Carnegie Center Boulevard, Suite 520, Princeton, New Jersey 08540, Attention: Corporate Secretary.

Anti-Hedging, Anti-Pledging and Anti-Short Sale Policies

The Board considers it inappropriate for any director, officer or employee of the Company to enter into transactions that allow such a holder to own securities issued by the Company (or securities exercisable, convertible into or exchangeable therefor) without the full risks and rewards of ownership, as this potentially separates the holder’s economic interests from those of other security holders. Therefore, the Company prohibits the purchase or sale of puts, calls, options or other derivative securities based on the Company’s securities by directors, officers or employees of the Company. Hedging or monetization transactions, such as forward sale contracts, in which the stockholder continues to own the underlying security without all the risks or rewards of ownership are also prohibited by such persons. Further, members of our Board and executive officers are prohibited from pledging or otherwise encumbering Company securities as collateral for indebtedness. Additionally, our directors, officers and employees are prohibited from engaging in short sales of our common stock.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Director Compensation

2020 Director Compensation Table

The following table shows the compensation earned by our non-employee directors for services during 2020. Directors employed by us are not entitled to receive compensation for their services as a director. Mr. Mavoides, our President and Chief Executive Officer and a member of our Board, received no separate compensation for serving on our Board during 2020.

(Dollar amounts in thousands) Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Paul T. Bossidy	$145	$60	$205
Joyce DeLucca	$50	$60	$110
Anthony K. Dobkin(2)	$—	$11	$11
Scott A. Estes	$60	$60	$120
Lawrence J. Minich(3)	$55	$111	$166
Heather L. Neary(3)	$50	$111	$161
Stephen D. Sautel	$50	$60	$110
Janaki Sivanesan(3)	$55	$111	$166

(1)

All stock award amounts in this column reflect the aggregate fair value on the grant date computed in accordance with FASB ASC Topic 718. That fair value was calculated based on the number of share units subject to the award multiplied by the average market price on the date of grant. As of December 31, 2020, each of Messrs. Bossidy, Estes and Sautel and Ms. DeLucca had 5,121 unvested restricted shares or share units outstanding and each of Mr. Minich and Msses. Neary and Sivanesan had 6,162 unvested restricted share units outstanding.

(2)

Mr. Dobkin resigned from our Board on August 12, 2020 to pursue other business opportunities. In addition to serving on our Board for a portion of 2020, Mr. Dobkin served as our Interim Chief Financial Officer from March 16, 2020 to August 10, 2020. Amounts shown in this table reflect amounts paid to Mr. Dobkin for his services as a member of our Board during 2020.

(3)

Mr. Minich and Msses. Neary and Sivanesan were elected to our Board by our directors on January 24, 2020 and subsequently elected to our Board by our stockholders at our 2020 Annual Meeting of Stockholders.

Each of our directors, except for a director who is employed by us, is entitled to receive, as compensation for services as a director, an annual common stock award of $60,000 of restricted common stock or restricted stock units and an annual cash retainer of $40,000. The equity awards granted to our directors are made pursuant to our 2018 Incentive Plan and vest on the earlier to occur of (i) the first anniversary of the date of grant and (ii) the first annual meeting of the Company’s stockholders that occurs after the date of grant, subject to the director’s continued service on our Board. Our Chairman is entitled to receive an additional annual cash retainer of $100,000, and directors attending in excess of seven Board meetings per calendar year receive an additional $1,000 per Board meeting attended in excess of seven. Directors who serve on our Audit Committee, other than the chair of the committee, receive an additional annual cash retainer of $10,000, and directors who serve on each of our Compensation Committee and Nominating and Corporate Governance Committee, other than the chairs of such committees, receive an additional annual cash retainer of $5,000. The director who serves as chair of the Audit Committee receives an additional annual cash retainer of $20,000, and the directors who serve as chairs of the Compensation Committee and the Nominating and Corporate Governance Committee each receive an additional annual cash retainer of $10,000. Directors generally will receive pro-rated amounts of the annual cash retainer and annual common stock award for the portion of the first year in which they are appointed or elected to serve as a Board member or committee chair.

Director Independence

After reviewing all relevant relationships and considering the NYSE requirements for independence, the Board has determined that each of Messrs. Bossidy, Estes, Minich and Sautel, and Msses. DeLucca, Neary and Sivanesan is an “independent director” as such term is defined by the applicable rules and regulations of the NYSE.

Certain Relationships and Related Party Transactions

Our Board has adopted a written policy regarding certain transactions with related parties, which we refer to as our “related party transaction policy.” Our related party transaction policy requires all “related party transactions” to be promptly disclosed to the person designated by our Chief Executive Officer as the compliance officer. All related party transactions must be approved or ratified by either the Board or a duly authorized committee thereof. As a general rule, directors interested in a related party transaction will recuse themselves from any vote on a related party transaction in which they have an interest. The Board or an appropriate committee thereof will consider all relevant facts and circumstances when deliberating such transactions, including whether such transactions are in the best interests of the Company.

A “related party transaction” is a transaction directly or indirectly involving any “related party” that is required to be disclosed under Item 404(a) of Regulation S-K. In general, Item 404(a) requires disclosure of any transaction occurring during a fiscal year, or any currently proposed transaction, involving the Company where the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest. In general, a “related party” is any person who is or was a director, nominee for director, or executive officer of the Company at any time since the beginning of the relevant fiscal year; any person known by the Company to be the beneficial owner of more than 5% of the Company’s common stock when the transaction is expected to occur; and immediate family members of persons in the foregoing categories.

During 2020, the Company did not have any related party transactions.

EXECUTIVE COMPENSATION

Proposal No. 2—Advisory Vote to Approve the Compensation of our Named Executive Officers

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and Rule 14a-21 under the Exchange Act, the Company requests that our stockholders cast an advisory vote to approve the compensation of the Company’s named executive officers identified under “Compensation Discussion and Analysis” in this Proxy Statement. This proposal, commonly known as the “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for its 2021 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures.”

Details concerning how we implement our compensation philosophy and structure our plans to meet the objectives of our compensation program are provided in the section titled “Compensation Discussion and Analysis” set forth in this Proxy Statement. In particular, we discuss how we design performance-based compensation programs and set compensation targets and other objectives to maintain a close correlation between executive pay and Company performance.

This vote is advisory and will not be binding upon the Company, the Board or the Compensation Committee, nor will it create or imply any change in the duties of the Company, the Board or the Compensation Committee. The Board and the Compensation Committee will, however, take into account the outcome of the vote when considering future executive compensation decisions. The Board values constructive dialogue on executive compensation and other significant governance topics with the Company’s stockholders and encourages all stockholders to vote their shares on this important matter.

Vote Required

Approval, on an advisory basis, of the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement, requires the affirmative vote of a majority of all votes cast on the matter at the Annual Meeting.

Board Recommendation

The Board unanimously recommends that you vote “FOR” the resolution to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this Proxy Statement.

Executive Officers

Set forth below is biographical information with respect to each current executive officer of the Company, except Mr. Mavoides, our President and Chief Executive Officer. Mr. Mavoides also serves as a director of the Company, and his biographical information is available above in the section titled “Governance—Biographical Information Regarding the Board.”

Gregg A. Seibert, age 57. Mr. Seibert has been our Executive Vice President and Chief Operating Officer since 2018, and he held similar positions since June 2016 at EPRT LLC, which became our operating partnership in connection with our June 2018 initial public offering. Previously, Mr. Seibert was employed by Spirit from its inception in September 2003 until May 2016. At Spirit, at various times during his tenure, he was involved in acquisitions, underwriting, capital markets and special projects, and most recently served as Executive Vice President and Chief Investment Officer. While at Spirit, Mr. Seibert was a member of its investment committee and its executive management team, and he was instrumental in establishing and implementing that company’s business strategy, including investment sourcing, tenant underwriting, asset management and capital markets activities. Prior to his employment by Spirit, Mr. Seibert worked for over nine years at Franchise Finance Corporation of America (“FFCA”), and held positions as Vice President and Senior Vice President of Underwriting and Research and Senior Vice President of Acquisitions until FFCA’s acquisition in August 2001 by GE Capital Corporation, where he served as a Senior Vice President until September 2003. From 1989 to 1994, Mr. Seibert was a Vice President in the commercial real estate lending group of Bank of America, and from 1988 to 1989, served as an investment analyst with the Travelers Insurance Company. Mr. Seibert earned a B.S. in Finance from the University of Missouri and an M.B.A. in Finance from the University of Missouri Graduate School of Business.

Mark E. Patten, age 57. Mr. Patten has been our Executive Vice President, Chief Financial Officer and Treasurer since August 10, 2020. Previously, Mr. Patten served as Senior Vice President and the Chief Financial Officer of CTO Realty Growth, Inc., previously known as Consolidated-Tomoka Land Co., a publicly traded, diversified real estate operating company, since April 16, 2012. Since November 26, 2019, Mr. Patten was also a Senior Vice President and the Chief Financial Officer and Treasurer of Alpine Income Property Trust, Inc., a publicly traded real estate investment trust (“REIT”) that invests in single-tenant net lease retail properties throughout the United States. In connection with his appointment as our Chief Financial Officer, Mr. Patten resigned from his positions with CTO Realty Growth, Inc. and Alpine Income Property Trust, Inc., effective as of July 31, 2020. Previously, from January 2004 until the sale of the company in April 2007, Mr. Patten was a Senior Vice President and the Chief Accounting Officer of CNL Hotels & Resorts, Inc., a public, non-traded lodging REIT with approximately $7.7 billion in total assets. Mr. Patten began his career at KPMG in September 1986, and he was elected into the partnership in July 1997. Mr. Patten’s experience involves various aspects of finance, accounting, real estate development and operations, financial and SEC reporting, and treasury management. Mr. Patten graduated from the University of Florida with a B.S. in Accounting.

Compensation Discussion and Analysis

In this section, we describe the material components of our executive compensation program for our named executive officers (the “named executive officers” or “NEOs”), whose compensation is set forth in the 2020 Summary Compensation Table and other compensation tables contained in this Proxy Statement. We also provide an overview of our executive compensation philosophy and the factors relevant to the analysis of our executive compensation program. As described below, we had several NEO changes during 2020, including the resignation and departure of our former Chief Financial Officer, the appointment and departure of an Interim Chief Financial Officer and the recruitment and on-boarding of our current Chief Financial Officer. Our NEOs during 2020 were:

•	Peter M. Mavoides, our President and Chief Executive Officer;

•	Gregg A. Seibert, our Executive Vice President and Chief Operating Officer;

•	Mark E. Patten, our Executive Vice President, Chief Financial Officer and Treasurer;

•	Anthony K. Dobkin, our former Interim Chief Financial Officer; and

•	Hillary P. Hai, our former Executive Vice President, Chief Financial Officer and Treasurer.

On March 16, 2020, Ms. Hai departed from her role as our Executive Vice President, Chief Financial Officer and Treasurer, and Mr. Dobkin, then a member of our Board, was elected our Interim Chief Financial Officer, to serve until we completed a search process for, and elected, a permanent Chief Financial Officer. On July 7, 2020, we hired Mr. Patten to become our Executive Vice President, Chief Financial Officer and Treasurer, effective on August 10, 2020. On August 12, 2020, Mr. Dobkin resigned from our Board to pursue other business opportunities.

After departing from her role as the Executive Vice President, Chief Financial Officer and Treasurer on March 16, 2020, Ms. Hai remained a Company employee until the completion of the transition of the position of chief financial officer.

Business Highlights

Our Business. We are an internally managed real estate company that acquires, owns and manages primarily single-tenant properties that are net leased on a long-term basis to middle-market companies operating service- oriented or experience-based businesses. We have a diversified portfolio that focuses on properties leased to tenants in businesses such as car washes, restaurants (primarily quick service restaurants), early childhood education, medical and dental services, convenience stores, automotive services, and equipment rental and sales.

2020 Business Highlights. Notwithstanding the adverse impact of the COVID-19 pandemic on our business, the Company continued to grow, while maintaining the strength of its balance sheet and liquidity. Highlights of 2020 included the following:

Operated Prudently and Successfully through the COVID-19 pandemic

During the later portion of the first quarter of 2020 through the second quarter of 2020, as the adverse impact of the pandemic intensified and significantly increased general uncertainty in the business environment, we adopted a more defensive business posture and emphasized maintaining our liquidity and financial flexibility. As our operations improved during the later portion of 2020, particularly our rent collections, and a broader range of economic activity began to take place, we were able to resume our external growth strategy and focus our investment acquisition activity in targeted industries that had performed well during the pandemic, such as equipment rental, quick service restaurants and auto services, and resumed our capital recycling activity.

Effective Asset Management

In response to the COVID-19 pandemic, we negotiated rent deferral agreements with respect to $18.5 million of rent (representing 10% of our annualized base rent as of December 31, 2020). Our deferrals primarily involve tenants operating in industries were significantly disrupted by the COVID-19 pandemic and restrictions intended to prevent its spread, particularly movie theaters, casual and family dining restaurants, entertainment, and health and fitness. As a result of our active asset management strategies, we ended 2020 with an occupancy of 99.7% (excluding two undeveloped land parcels). In addition, by year end we had collected substantially all of the scheduled rent that was deferred and due as of that date.

Completion of Significant Net Investment Volume

Despite suspending our investment activity for nearly three months in response to the COVID-19 pandemic, we completed $602.8 million of investments in 234 properties in 95 transactions at a weighted average cash cap rate of 7.1%. Our full year investment volume included investments of nearly $393 million since we resumed our external growth strategy late in the third quarter of 2020. In 2020, we also completed the disposition of 50 properties for $81.7 million in net proceeds, for a gain of $5.8 million.

Accessed the Equity Capital Markets

We raised a total of approximately $477.8 million in gross proceeds through two follow-on offerings and our ATM program. In January 2020, in advance of the onset of the pandemic, we completed an underwritten follow-on primary offering, selling 7,935,000 shares of our common stock for gross proceeds of $200.0 million. This offering provided us with increased financial flexibility during the onset of the pandemic and supported our accommodative approach to working with our tenants, whose businesses, in many cases, were shut down by government mandates. In September 2020, we completed another underwritten follow-on primary offering, selling 10,120,000 shares of our common stock for gross proceeds of $192.3 million. In June 2020, we refreshed our “at the market” equity distribution program (“ATM Program”), through which we may, from time to time, publicly offer and sell shares of our common stock

Maintained a Strong Balance Sheet with Conservative Leverage and Significant Liquidity

As of December 31, 2020, our net debt-to-annualized adjusted EBITDAre was 4.8x, and 79.0% of our debt was unsecured. In March 2020, near the outset of the pandemic we borrowed the remaining $180.0 million available under an unsecured term loan., and in In February 2020, we voluntarily prepaid $62.0 million of our one secured indebtedness loan. As of December 31, 2020, our net debt-to-annualized adjusted EBITDAre was 4.8x, and 79.0% of our debt was unsecured. As of December 31, 2020, our liquidity totaled approximately $415.0 million, including approximately $33.0 million in cash (including restricted cash relating to certain of our borrowings)and the available capacity on our unsecured revolving credit facility.

having an aggregate gross sales price of up to $250.0 million. During the year ended December 31, 2020, we sold 4,499,057 shares of common stock under the ATM Program and a predecessor ATM program, at a weighted average price per share of $19.02, generating $85.6 million in gross proceeds.

Increased the Strength and Diversity of our Portfolio

As of December 31, 2020, our total gross investment in real estate was approximately $2.5 billion, representing 1,181 properties (including 115 properties that secure loans receivable) operated by 238 tenants, as compared to $2.0 billion, representing 1,000 properties (including 91 properties that secure loans receivable) operated by 205 tenants, as of December 31, 2019. As of December 31, 2020, our top ten tenants collectively accounted for only 21.3% of our annualized base rent, with our largest tenant accounting for only 2.8%, as compared to 23.4% and 3.4%, as of December 31, 2019.

Increased our Dividend

Our annualized fourth quarter dividend of $0.96 per share, or approximately 4.3%, of common stock represents an increase of $0.04 per share over the previous annualized dividend.

2020 Total Stockholder Return. We strive to create value for our stockholders by delivering strong operational performance, which we believe will result in meaningful total stockholder return (“TSR”), which considers both the change in the price per share of our common stock on the NYSE and dividends paid per share of common stock during the relevant period, over the long term. The following charts illustrate our total stockholder return during 2020 and since our initial public offering in June 2018 relative to the 2020 Peer Group (as defined below). From our initial public offering in June 2018 through December 31, 2020, we have the highest TSR relative to the 2020 Peer Group, despite the challenges presented by the COVID-19 pandemic during 2020.

(1)	Our common stock began trading on the NYSE on June 21, 2018.

Executive Compensation Program Highlights

Our executive compensation program is designed so that NEO compensation is strongly linked to both our short-term operational performance and long-term market performance. The following table highlights some key features of our executive compensation program. We believe these practices promote alignment with stockholders, good governance and corporate responsibility.

✓	What We Do:	X	What We Don’t Do:
✓	We Pay for Performance: A substantial portion of our compensation is not guaranteed but rather is linked to the achievement of key operating and financial metrics.	X	No Automatic Salary Increases or Guaranteed Bonuses: We do not guarantee annual salary increases or bonuses and none of the employment agreements with our NEOs contain such provisions.

✓	We Balance Short-Term and Long-Term Incentives: Our incentive programs provide a balance of annual and longer-term incentives, including a variety of performance metrics that measure both absolute and relative performance.	X	No Guaranteed Incentives: We do not provide multi-year guaranteed incentive awards for our NEOs.

✓	We Can Claw Back Incentive Compensation: Our independent directors have the ability to recoup incentive compensation from an NEO if the Company’s financial results are restated or materially misstated due in whole or in part to intentional fraud or misconduct by the NEO.	X	No Current Payment of Dividends or Dividend Equivalents on Unvested Performance-Based Restricted Stock Units: Only upon vesting, do performance-based restricted stock units reflect dividends paid during the performance period.

✓	We Retain an Independent Compensation Consultant: Our Compensation Committee engages an independent consultant to provide guidance on a variety of compensation matters.	X	No Excessive Perquisites: Our NEOs are provided with limited perquisites and benefits.

✓	We Seek Alignment with Our Stockholders: We require both our named executive officers and our directors to maintain a meaningful ownership stake at levels specified in our stock ownership policy, and, on average, 76% of our NEOs’ total direct compensation is performance-based and/or at risk.	X	No Hedging or Pledging: We have policies that prohibit our officers, directors and employees from hedging our stock, and prohibit our directors and executive officers from pledging or otherwise encumbering Company securities as collateral for indebtedness.

		X	No Tax Gross-Ups: We do not provide tax gross-ups on any severance, change-in-control or other payments.

		X	No Change in Control Acceleration: We do not provide “single-trigger” accelerated vesting of equity-based awards upon a change in control. See “—Severance and Change in Control Arrangements” below.

Compensation Philosophy and Objectives

Our executive compensation philosophy is designed to foster a pay-for-performance culture where our NEOs must contribute to the achievement of measurable financial performance metrics of the Company in order to increase their cash compensation and also must deliver meaningful returns to our stockholders in order to earn a significant portion of their equity compensation. Each element of our compensation program (discussed in more detail below) is meant to work toward accomplishing the following objectives:

•	To attract and retain highly qualified executive officers;

•	To incentivize executive performance that is consistent with our corporate objectives and stockholder interests;

•

To maintain a well-balanced compensation program that includes a competitive annual base salary but is predominantly focused on variable at-risk pay through the use of our short-term cash incentive and long-term equity-based compensation; and

•	To appropriately consider risk and reward but not promote unnecessary or excessive risk-taking.

How We Determine Compensation

Role of the Compensation Committee. The Compensation Committee, operating pursuant to authority delegated to it by the Board, oversees the design, development and implementation of our executive compensation program. The Compensation Committee also administers our compensation plans and awards for the Company’s directors and named executive officers and is primarily responsible for reviewing and approving our compensation policies and the compensation paid to our named executive officers. The Compensation Committee’s responsibilities are set forth in its written charter.

Role of Management. Our President and Chief Executive Officer works closely with the Compensation Committee and its consultant to analyze relevant peer data and to provide input into the compensation program design. Management assists the Compensation Committee’s consultant in its review of executive compensation by providing historical compensation information. Management makes recommendations for the program design for the named executive officers for consideration by the Compensation Committee.

Role of Compensation Consultant. In 2020, the Compensation Committee engaged FPL Associates, L.P. (“FPL”) as its independent compensation consultant to assist the Compensation Committee with the design of our executive compensation program. FPL provided the Compensation Committee with market data and made recommendations regarding the compensation mix and levels with respect to the 2020 executive compensation program described herein. The Compensation Committee conducts independence assessments of its consultants and has determined that no conflict of interest exists that would require disclosure under SEC rules. FPL does not provide services to the Company in any other capacity.

Competitive Market Analysis. In developing our 2020 executive compensation program, the Compensation Committee, with the assistance of our compensation consultant and management, gathered and reviewed the compensation practices, salary levels and target incentive levels of a group of other publicly traded REITs comparable to the Company in terms of size, business model and geography. The 2020 Peer Group consisted of the following companies (the “2020 Peer Group”):

Company Name	Ticker	Market Capitalization ($ in millions)	Total Capitalization ($ in millions)
Agree Realty Corporation	ADC	$4,008	$5,155
CareTrust REIT, Inc.	CTRE	$2,112	$2,588
Cedar Realty Trust, Inc.	CDR	$138	$956
Chatham Lodging Trust	CLDT	$515	$1,172
Clipper Realty Inc.	CLPR	$299	$1,295
Easterly Government Properties, Inc.	DEA	$2,097	$2,988
Four Corners Property Trust, Inc.	FCPT	$2,265	$2,997
Getty Realty Corp.	GTY	$1,201	$1,723
Independence Realty Trust, Inc.	IRT	$1,372	$2,369
LTC Properties, Inc.	LTC	$1,527	$2,177
One Liberty Properties, Inc.	OLP	$413	$857
Pennsylvania Real Estate Investment Trust	PEI	$82	$2,297
Terreno Realty Corporation	TRNO	$3,989	$4,293
Median		$1,372	$2,297
Mean		$1,540	$2,374

Essential Properties Realty Trust, Inc.	EPRT	$2,262	$2,884
Relative Percentile Ranking		83%-ile	73%-ile

Source: S&P Global, data as of December 31, 2020.

Note: When applicable, units in an operating partnership, representing non-controlling interests, are included in Market Capitalization and Total Capitalization (as applicable).

With the assistance of our compensation consultant, FPL, the Compensation Committee reviewed the compensation of our named executive officers. The review included an evaluation of the Company’s compensation practices, both in terms of pay level and compensation design, relative to those of the 2020 Peer Group. The Compensation Committee considered base salaries, short-term incentive compensation and long-term equity compensation, as well as the Company’s performance on an absolute and relative basis. The review was intended to provide the Compensation Committee with insight into market pay levels and practices in an effort to design an appropriately competitive compensation program. The Compensation Committee does not target compensation at a specific percentile of peer group data. Rather, the Compensation Committee seeks to develop an overall compensation program that is informed by peer group data, as well as other factors that the committee, in its collective judgment, believes to be relevant. Factors that the Compensation Committee considers include an executive’s experience and performance and internal pay equity among the Company’s senior management team (considering each executive’s respective scope of responsibilities and specific skills, and ability to impact business results) and other business events or conditions. Based on its review, the Compensation Committee concluded that the Company’s overall compensation program was effective in terms of retaining, incentivizing and motivating executives, however it observed that the compensation of the Company’s chief executive officer was generally conservative based on peer group data.

Impact of the COVID-19 Pandemic on NEO Compensation

The intensification of the COVID-19 pandemic in March 2020 resulted in sudden disruptions to the U.S. and global economies that included restrictions on non-essential commercial activities and widespread mandatory “stay- at-home” orders that had an adverse and significant impact on our business and those of our tenants. Progress under our originally implemented short-term incentive program, pursuant to which we have, in the past, compensated our named executive officers, generally in cash, based on the annual achievement of specified goals and an assessment of individual performance, was adversely impacted shortly after the program’s adoption. The Compensation Committee determined that our original short-term incentive program, which was designed to reflect an operating environment generally consistent with broad historical norms, would not be sufficiently meaningful or appropriate in gauging 2020 performance. Historically, between 65% and 75% of our short-term incentive program has been performance based (i.e., based upon metrics such as: AFFO per share, Net Investments, Cash G&A Expense and Net Debt-to-Annualized Adjusted EBITDAre Ratio), and the remaining 25% to 35% has been based on a qualitative assessment of an executive’s performance. In light of the uncertain operating and economic environment created by the COVID-19 pandemic, the Compensation Committee determined to revise certain elements of the original 2020 short-term incentive program to reflect an environment that is without recent historical precedent and a change in priority from a growth-oriented business plan, formulated early in 2020, to a more defensive business plan formulated in June 2020. Specifically, given the significant uncertainty created by the COVID-19 pandemic, the Compensation Committee determined that it was appropriate to base a larger portion of variable short-term incentive cash compensation on a qualitative assessment of individual performance; accordingly, the Compensation Committee determined that 50% of 2020 short-term incentive compensation would be performance based and 50% would be based on a qualitative assessment of an executive’s performance. The Compensation Committee determined that retaining incremental discretion and flexibility for the 2020 annual cash bonuses was prudent, in consideration of the uncertainty surrounding the pandemic. Other than the modifications to the 2020 short-term incentive program described above, there were no adjustments to equity vesting terms, performance hurdles or performance periods. Further, the Compensation Committee made these modifications in response to the extraordinary challenges posed by the pandemic, that are without recent historical precedent, and expects that in a more normalized operating environment it will return to compensation practices similar to those used previously.

Elements of 2020 Compensation

The named executive officers’ 2020 compensation was set forth in a plan approved by the Compensation Committee. For 2020, the compensation of our named executive officers consisted of three principal components:

	Component	Objective	Key Features
Fixed Compensation	Base Salary	Provides a minimum level of cash compensation to the named executive officers.	Used to provide competitive compensation that reflects the contributions and skill levels of each executive.

Variable Compensation	Short-Term Incentive Program	Rewards achievement of annual goals and objectives and provides at-risk, comprehensive opportunities to earn additional compensation linked to company-wide performance.

•  Generally awarded 100% in cash and expressed as a percentage of base salary.

•  50% of our short-term incentive program is performance based (e.g., AFFO(1) per share, Net Investments, Cash G&A Expense(1), ABR Retention, Net Debt-to-Annualized Adjusted EBITDAre Ratio(1)), and the remaining 50% is based on qualitative, individual performance.(2)

	Long-Term Incentive Program	Encourage actions for long-term stockholder value by incentivizing long-term performance and aligning the interests of the NEOs and the stockholders.

•  Generally, 75% of our Long-Term Incentive Program (“LTIP”) is performance-based, and 25% is time-based.

•  With respect to our performance-based LTIP program, 75% is based on three-year total stockholder return relative to a peer group of net lease-focused REITs, and 25% is based on a subjective evaluation of achievement of strategic objectives; with respect to our time-based LTIP program awards generally vest in annual increments over a four-year period.

(1)	Non-GAAP financial measure. See Annex A for a reconciliation of non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.
(2)

Historically, between 65% and 75% of our short-term incentive program has been performance based, and the remaining 25% to 35% has been based on a qualitative assessment of an executive’s performance. Due to the significant uncertainty created by the COVID-19 pandemic, the Compensation Committee determined that retaining incremental discretion and flexibility for the 2020 annual cash bonuses was prudent; accordingly, 50% of 2020 short-term incentive compensation was based on a qualitative assessment of performance, with the remaining 50% based on specified performance metrics. See “—Impact of the COVID-19 Pandemic on NEO Compensation.”

The following chart presents the overall target mix of compensation elements for the CEO and all other NEOs as a group for 2020:

Set forth below is a discussion of each of the main components of 2020 compensation for our NEOs.

Base Salary. Base salary represents a minimum level of cash compensation to our named executive officers. Our goal in setting base salary amounts is to provide competitive compensation that reflects the contributions and skill levels of each executive. As shown above, however, consistent with our philosophy of tying pay to performance, our NEOs receive a relatively small percentage of their overall target compensation in the form of base salary. We generally implement any base pay increases on a calendar year basis.

	2019 Base Salary	2020 Base Salary	Percent Change
Peter M. Mavoides	$500,000	$500,000	0%
Gregg A. Seibert	$400,000	$400,000	0%
Mark E. Patten(1)	$—	$350,000	N/A
Anthony K. Dobkin(2)	$—	$275,000	N/A
Hillary P. Hai(3)	$250,000	$275,000	10%

(1)	Mr. Patten was appointed our Executive Vice President, Chief Financial Officer and Treasurer on August 10, 2020 and was compensated on a pro rata basis at an annual base rate of $350,000.
(2)	Mr. Dobkin was compensated for his services as our Interim Chief Financial Officer from March 16, 2020 to August 10, 2020 on a pro rata basis at an annual base rate of $275,000.
(3)

Ms. Hai served as our Executive Vice President, Chief Financial Officer and Treasurer until March 16, 2020. Ms. Hai was compensated for services as our principal financial officer on a pro rata basis at an annual base rate of $275,000.

Short-Term Incentives. Payment opportunities for cash awards under the annual cash bonus program are expressed as a percentage of base salary and reflect each individual’s contributions to the Company and the market level of compensation for such position. We have designed our annual cash bonus program to motivate the Company’s executive officers to achieve performance goals established by the Compensation Committee that reinforce our annual business plan, to assist the Company in attracting and retaining qualified executives and to promote the alignment of the named executive officers’ interests with those of the Company’s stockholders. The following tables show the key components of our short-term incentive plan during 2019 and 2020. During 2019, between 65% and 75% of our short-term incentive program was performance based, and the remaining 25% to 35% was based on a qualitative assessment of an executive’s performance. Due to the significant uncertainty created by the COVID-19 pandemic, the Compensation Committee determined that retaining incremental discretion and flexibility for the 2020 annual cash bonuses was prudent; accordingly, 50% of 2020 short-term incentive compensation was based on a qualitative assessment of performance, with the remaining 50% based on specified performance metrics. See “—Impact of the COVID-19 Pandemic on NEO Compensation.”

(1)	Non-GAAP financial measure. See Annex A for a reconciliation of non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

For 2020, the Compensation Committee approved the following threshold, target and maximum cash bonus award opportunities, expressed as a percentage of base salary, which the executives are eligible to receive under the annual cash bonus program. Straight line interpolation is used to determine awards for results in between performance levels:

	Payout Opportunities (as a percentage of base salary)
Name	Threshold	Target	Maximum
Peter M. Mavoides	50%	100%	150%
Gregg A. Seibert	50%	100%	150%
Mark E. Patten(1)	50%	100%	150%
Anthony K. Dobkin(2)	N/A	N/A	N/A
Hillary P. Hai(3)	50%	120%	150%

(1)

Mark E. Patten was appointed our Executive Vice President, Chief Financial Officer and Treasurer on August 10, 2020. Pursuant to Mr. Patten’s Employment Agreement, his target annual performance bonus for 2020 was not to be less than $137,200, equal to 39.2% of his base salary of $350,000. Subsequent to his employment, the Company determined to calculate Mr. Patten’s bonus in a manner consistent with those of the other named executive officers.

(2)

Anthony D. Dobkin, a member of our Board until his resignation on August 12, 2020, served as our Interim Chief Financial Officer from March 16, 2020 to August 10, 2020. Mr. Dobkin was awarded a cash bonus of $165,776 for his services as our Interim Chief Financial Officer.

(3)

Hillary P. Hai served as our Executive Vice President, Chief Financial Officer and Treasurer until March 16, 2020. As disclosed in this Proxy Statement, pursuant to the terms of a Separation Agreement and Release between the Company and Hillary P. Hai, dated March 16, 2020, Ms. Hai received, among other things, a cash payment of $110,000, representing a pro rata portion of her annual target bonus for 2020 of $330,000.

As illustrated in the chart below, Messrs. Mavoides, Seibert and Patten’s annual cash bonuses are weighted 50% based on corporate performance metrics and 50% on individual metrics.

	Allocation of Performance Metrics
Name	Corporate	Individual
Peter M. Mavoides	50%	50%
Gregg A. Seibert	50%	50%
Mark E. Patten	50%	50%
Anthony K. Dobkin(1)	N/A	N/A
Hillary P. Hai(2)	N/A	N/A

(1)	For his services as our Interim Chief Financial Officer from March 16, 2020 to August 10, 2020, Mr. Dobkin was awarded a cash bonus of $165,776.
(2)

Pursuant to the terms of a Separation Agreement and Release between the Company and Hillary P. Hai, dated March 16, 2020, Ms. Hai received, among other things, a cash payment of $110,000, representing a pro rata portion of her annual target bonus for 2020 of $330,000.

Corporate Metrics, Weightings and Results. For 2020, the Compensation Committee identified the following performance criteria (and assigned the associated weightings out of the total) to evaluate corporate performance:

	Performance Criteria Weighting
Name	AFFO Per Share	Net Investments	Cash G&A Expense	ABR Retention	Net Debt-to- Annualized Adjusted EBITDAre Ratio	Individual Performance
Peter M. Mavoides	16.67%	8.34%	8.33%	8.33%	8.33%	50.00%
Gregg A. Seibert	16.67%	16.67%	6.66%	10.0%	N/A	50.00%
Mark E. Patten	10.00%	N/A	20.00%	N/A	20.00%	50.00%
Anthony K. Dobkin(1)	N/A	N/A	N/A	N/A	N/A	N/A
Hillary P. Hai(2)	N/A	N/A	N/A	N/A	N/A	N/A

(1)	For his services as our Interim Chief Financial Officer, from March 16, 2020 to August 10, 2020, Mr. Dobkin was awarded a cash bonus of $165,776.
(2)

Pursuant to the terms of a Separation Agreement and Release between the Company and Hillary P. Hai, dated March 16, 2020, Ms. Hai received, among other things, a cash payment of $110,000, representing a pro rata portion of her annual target bonus for 2020 of $330,000.

2020 Corporate Metric performance levels and results are shown below:

Corporate Performance Metric #1: AFFO Per Share(1)

Weighting	Threshold	Target	High	2020 Results
10% to 16.67%	$1.11	$1.15	$1.19	$1.11

Why is this metric important? Funds from operations (“FFO”), may facilitate meaningful comparisons of operating performance between periods and among our peers, primarily because it excludes the effect of real estate depreciation and amortization and net gains and losses on sales (which are dependent on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions). We calculate FFO, Core FFO and Adjusted FFO as described below.

We compute FFO in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). NAREIT defines FFO as GAAP net income or loss adjusted to exclude extraordinary items (as defined by GAAP), net gain or loss from sales of depreciable real estate assets, impairment write-downs associated with depreciable real estate assets and real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), including the pro rata share of such adjustments of unconsolidated subsidiaries.

We compute Core FFO by adjusting FFO, as defined by NAREIT, to exclude certain GAAP income and expense amounts that we believe are infrequent and unusual in nature and/or not related to our core real estate operations. Items included in calculating FFO that may be excluded in calculating Core FFO include certain transaction related gains, losses, income or expense or other non-core amounts as they occur.

We compute “Adjusted FFO” by modifying Core FFO to include other adjustments to GAAP net income related to certain items that we believe are not indicative of operating performance, including straight-line rental revenue, non-cash interest expense, non-cash compensation expense, other amortization and non-cash charges, capitalized interest expense and transaction costs.

Performance: In 2020, we achieved $1.11 in AFFO per share, resulting in an achievement at threshold.

(1)	AFFO is a non-GAAP financial measure. See Annex A for a reconciliation of non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

Corporate Performance Metric #2: Net Investments

Weighting	Threshold	Target	High	2020 Results
0% to 16.67%	$218 million	$316 million	$414 million	$521 million

Why is this metric important? Net investments allow the Company to track how much it is investing in its business, while taking depreciation into account, and its ability to continue investing in new capital assets.

Net investments is calculated as the purchase price of investments made less the sales price of investments sold during the year ended December 31, 2020.

Performance: In 2020, we achieved $521 million in net investments, resulting in an achievement above the high hurdle.

Corporate Performance Metric #3: Cash G&A Expense(1)

Weighting	Threshold	Target	High	2020 Results
6.66% to 20%	$20.50 million	$18.60 million	$16.70 million	$17.67 million

Why is this metric important? The Company believes it appropriate to consider overhead spending costs, as efficient spending drives stockholder value.

The Company calculates its cash G&A expense general and administrative expense less certain non-recurring expenses and non-cash compensation expense (see Annex A). Cash G&A generally excludes non-recurring cash expenses and non-cash compensation expense.

Performance: In 2020 our cash G&A expense was $17.67 million, resulting in an achievement between the target and high hurdles.

(1)	Cash G&A Expense is a non-GAAP financial measure. See Annex A for a reconciliation of non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

Corporate Performance Metric #4: ABR Retention

Weighting	Threshold	Target	High	2020 Results
0% to 10%	84.0%	87.0%	90.0%	87.5%

Why is this metric important? In light of the onset of the COVID-19 pandemic and its impact on our tenants’ operations, the Company evaluated the operating performance of its properties at the end of each quarter during 2020. We believe this metric recognizes the challenges created by the pandemic and was useful, as it reflects the retained revenue at the property level considering, among other factors, rent escalations, renewal rates and lost rent.

We compute ABR Retention by comparing actual annualized base rent collected for a quarterly period attributable to properties owned at the end of such period to the annualized base rent due for such period for such properties. “Annualized base rent” means annualized contractually specified cash base rent in effect on the relevant date for all of our leases (including those accounted for as loans or direct financing leases) commenced as of that date and annualized cash interest on our mortgage loans receivable as of that date.

Performance: In 2020, we achieved 87.5% in ABR Retention, resulting in an achievement between the target and high hurdles.

Corporate Performance Metric #5: Net Debt-to-Annualized Adjusted EBITDAre Ratio(1)

Weighting	Threshold	Target	High	2020 Results
0% to 20%	5.5x	5.2x	4.9x	4.8x

Why is this metric important? The Company’s Net Debt-to-Annualized Adjusted EBTIDAre Ratio helps with evaluating whether its balance sheet is positioned to fund external growth opportunities while maintaining a conservative long-term leverage profile.

The Company calculates its net debt as its gross debt (defined as total debt plus net deferred financing costs on its secured borrowings) less cash and cash equivalents and restricted cash deposits held for the benefit of lenders.

The Company believes excluding cash and cash equivalents and restricted cash deposits held for the benefit of lenders from gross debt, all of which could be used to repay debt, provides an estimate of the net contractual amount of borrowed capital to be repaid, which it believes is a beneficial disclosure to investors and analysts.

The Company calculates EBITDA as earnings before interest, income taxes and depreciation and amortization. The Company computes EBITDAre in accordance with the definition adopted by NAREIT. NAREIT defines EBITDAre as EBITDA (as defined above) excluding gains (or losses) from the sales of depreciable property and real estate impairment losses. It presents EBITDA and EBITDAre, because they are measures commonly used in the Company’s industry and it believes that these measures are useful to investors and analysts because they provide important supplemental information concerning the Company’s operating performance, exclusive of certain non-cash items and other costs. It uses EBITDA and EBITDAre as measures of our operating performance and not as measures of liquidity.

Performance: In 2020, we achieved a Net Debt-to-Annualized Adjusted EBITDAre Ratio of 4.8x, resulting in an achievement at the high hurdle.

(1)

The Net Debt-to-Annualized Adjusted EBITDAre Ratio is a non-GAAP financial measure. See Annex A for a reconciliation of non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

Individual Metrics, Weights and Results. For 2020, the Compensation Committee considered both qualitative and quantitative criteria, including investor engagement, closing cost, control, employee management, investment quality, and asset management when determining each individual’s overall performance.

Progress made on the individual metrics include the following:

•

The portfolio experienced de minimis credit loss during the year, with -2.5% same store cash rent contraction, and had 99.7% occupancy and a weighted average remaining lease term of 14.5 years as of December 31, 2020.

•

During the year the Company held over 150 virtual or face-to-face meetings with investors, attended seven industry/REIT conferences, completed numerous virtual non-deal roadshows and had coverage from 13 sell side analysts at December 31, 2020.

•

In 2020, the Company’s investments were completed at a weighted average going-in cash cap rate of 7.1%, which was approximately 620 bps above the 10-Year Treasury Note yield at December 31, 2020. Although the Company’s weighted average going-in cash cap rate in 2020 was 33 bps below the cash cap rate achieved in 2019, the 2020 investment spread was nearly 90 bps above 2019’s spread to the 10-year Treasury Note.

2020 Payouts. For 2020, each named executive officer earned a cash bonus based on the weighted achievement of the corporate and individual performance metrics. In the cases of Messrs. Mavoides and Seibert, an evaluation of their performance for 2020 using formulaic and subjective measures would have resulted in cash bonuses in excess of the amounts set forth in the table below. Notwithstanding the strong performance of these executives on both formulaic and subjective measures, the Compensation Committee determined that it was appropriate to limit each of these executive’s 2020 cash bonus to 100% of base salary due to the overall economic climate and other factors. The following table shows the actual payouts for each NEO under the annual cash bonus program for 2020:

Name	Actual Payout	% of Target Bonus Opportunity
Peter M. Mavoides	$500,000	100%
Gregg A. Seibert	$400,000	100%
Mark E. Patten(1)	$200,000	57%
Anthony K. Dobkin(2)	$165,776	N/A
Hillary P. Hai(3)	$110,000	N/A

(1)

Mark E. Patten was appointed our Executive Vice President, Chief Financial Officer and Treasurer on August 10, 2020. Pursuant to Mr. Patten’s Employment Agreement, his target annual performance bonus for 2020 was not to be less than $137,200, equal to 39.2% of his base salary of $350,000. Subsequent to his employment, the Company determined to calculate Mr. Patten’s bonus in a manner consistent with those of the other named executive officers.

(2)	Anthony K. Dobkin served as our Interim Chief Financial Officer from March 16, 2020 to August 10, 2020 and was awarded a cash bonus of $165,776 for his services in that capacity.
(3)

Pursuant to the terms of a Separation Agreement and Release between the Company and Ms. Hai, dated March 16, 2020, Ms. Hai received a cash payment of $385,000, representing a severance benefit equal to 12 months of Ms. Hai’s base salary of $275,000 and a pro rata portion of her annual target bonus for 2020 of $330,000.

Long-Term Incentives. The Compensation Committee makes awards of restricted shares of the Company’s common stock and other awards and performance-based grants to officers, directors and key employees of the Company, including our named executive officers. We expect to make equity grants to our NEOs as part of our annual compensation program to align their long-term interests with those of our stockholders and to maintain the competitiveness of our total compensation package.

With respect to 2020, we granted time-based unvested restricted common stock and performance-based restricted stock units (“RSUs”) to our named executive officers. These awards are designed to:

•	Enable our NEOs to establish meaningful equity stakes in the Company and directly align the interests of our NEOs with those of our stockholders; and

•	Enable us to deliver competitive compensation to our NEOs at levels sufficient to attract, retain and motivate our NEOs to seek superior TSR and deliver positive long-term operational performance.

In determining the dollar-denominated value of the 2020 time-based unvested restricted common stock and performance-based RSU grants, the Compensation Committee analyzed:

•	The Company’s strong operational performance and TSR performance;

•	The role and responsibilities of the individual;

•	Individual performance history; and

•	Prevailing market practices based on market data provided by FPL with respect to our peer group.

For 2020, the Compensation Committee approved the following notional equity grant values:

	2020 Target Value of Equity Grant
Name	Performance Based RSUs	Time-Based Restricted Common Stock	Total Award Value
Peter M. Mavoides	$1,162,500	$387,500	$1,550,000
Gregg A. Seibert	$562,500	$187,500	$750,000
Hillary P. Hai(1)	$187,500	$62,500	$250,000

(1)

Pursuant to the terms of a Separation Agreement and Release between the Company and Ms. Hai, dated March 16, 2020, 60,686 shares of common stock vested pursuant to outstanding unvested time-based equity awards and outstanding unvested performance-based equity awards (based on the actual performance of the Company through April 30, 2020) previously granted to Ms. Hai.

Time-based unvested restricted common stock vests ratably in annual increments over a four-year period, contingent on continued employment of the NEO.

Performance-based RSUs are eligible for vesting at the end of a three-year performance period ending December 31, 2022. 75% of the RSUs can vest based on the compounded total stockholder return over the performance period of the Company relative to a peer group of net lease-focused REITs (the “Performance Peer Group”) and 25% of the RSUs can vest based on the Compensation Committee’s subjective evaluation of the achievement of strategic objectives deemed relevant by the Compensation Committee during the performance period.

If earned, shares of common stock representing 50% of the earned amount of performance-based RSUs will vest and be settled on December 31, 2022 and the remaining 50% will vest and be settled on December 31, 2023. For purposes of this calculation, total stockholder return is calculated as the compounded annual growth rate, expressed as a percentage, in the value per share of common stock during the performance period due to the appreciation in the price per share of common stock and dividends paid to a stockholder with respect to one share of common stock during the performance period, assuming dividends are reinvested on the ex-dividend date (“Compounded Annual TSR”). For purposes of this calculation, the beginning and ending share price of our common stock and those of the Performance Peer Group constituents are based on a 20-day trailing average closing stock price. If actual performance falls between two performance goal levels, linear interpolation is applied.

Holders of time-based unvested restricted common stock are entitled to dividends when paid by the Company. Holders of performance-based RSUs are not entitled to dividends paid on the underlying common stock instead, the number of shares of common stock underlying any performance-based RSU will be increased by an amount equal to (a) the product of the total number of shares subject to such RSU immediately prior to any dividend date multiplied by the amount of any cash dividend paid per share of common stock divided by (b) the fair market value of a share of common stock on such dividend date (any such additional shares shall be subject to the same vesting conditions and payment terms as the shares to which they relate).

Performance-Based Component. With respect to the performance-based RSUs that may be earned and become vested based on the above performance criteria over the performance period, the actual number of performance-based RSUs that may be earned and become vested will be between 0% and 250% of the target amount, depending on our level of achievement of the performance criteria over the performance period. The specific targets and corresponding award levels are contained in the graphic below:

Threshold, target and maximum performance result in the NEOs earning 50%, 100% or 250% of the target number of performance-based RSUs associated with each performance level, with linear interpolation between specified levels. No performance-based RSUs under the performance-based component are earned for performance below the threshold level, and payout is capped at 250% of the target number even if performance exceeds the maximum level.

401(k) Plan

We maintain a qualified 401(k) savings plan for the benefit of our employees, including our named executive officers. The 401(k) plan allows participants to contribute up to 100% of his or her pre-tax cash compensation, up to the annual maximum statutory limit allowed under Internal Revenue Service guidelines. Our 401(k) plan allows for discretionary matching of employee contributions. We make matching contributions equal to 100% of the first 5% of eligible compensation contributed by participants. Participants are always vested in both their own contributions to the plan and in our matching contributions to the plan.

Severance and Change in Control Arrangements

Our NEOs are eligible for severance payments and benefits in the event of an involuntary termination of employment without “cause” or for “good reason,” as well as certain benefits in connection with a change in control of the Company. Our NEOs are also eligible for “double trigger” severance payments and benefits in the event of an involuntary termination of employment without “cause” or a termination of employment with “good reason” in connection with a change in control of the Company. Our equity awards are also designed to be “double trigger,” so long as such awards are allowed to continue in effect following any change in control transaction on substantially equivalent terms and conditions to those applicable prior to such transaction.

For detailed information on the estimated potential payments and benefits payable to the NEOs in the event of their termination of employment, including following a change in control of the Company, see the section titled “Potential Payments Upon Termination.”

Perquisites and Other Personal Benefits

We do not provide our NEOs with material perquisites or other personal benefits. The value of any perquisites is reported in the Summary Compensation Table.

We do not provide tax reimbursements or any other tax payments, including excise tax “gross-ups,” to any of our executive officers.

Other Compensation Policies

Clawback Policy. In the event of a material restatement of the Company’s financial results (other than a restatement caused by a change in applicable accounting rules or interpretations), the Compensation Committee will review the performance-based compensation of the Company’s NEOs for the three years prior to such material restatement. The Compensation Committee will determine whether the amount of any performance-based compensation actually paid or awarded to a NEO (the “Awarded Compensation”) would have been lower if it had been calculated based on such restated financial statements (the “Actual Compensation”) and whether such NEO engaged in actual fraud or willful unlawful misconduct that materially contributed to the need for the restatement. If it determines those two things, the Compensation Committee may direct the Company to recoup all or a portion of the after-tax portion of the difference between the Awarded Compensation and the Actual Compensation. The Compensation Committee will interpret and administer this policy in what it reasonably believes to be the best interests of the Company, based on the facts and circumstances deemed relevant by the Compensation Committee. The Compensation Committee will not seek recovery to the extent it determines (i) that to do so would be unreasonable or (ii) that it would be in the best interest of the Company not to do so.

Process for Approving Long-Term Incentive Awards. The Compensation Committee approves long-term incentive awards (including restricted stock grants and performance-based RSUs) on an annual basis. As appropriate during the year, the Compensation Committee may approve long-term incentive awards to newly hired or promoted executives. The number of restricted stock awards and performance-based RSUs awarded to an individual is determined by a formula that divides the compensation value of the overall award by the closing market price of our common stock on the NYSE on the date of grant, with 75% of the award then being granted as performance-based RSUs and 25% of the award being granted as time-based unvested restricted common stock.

Tax and Accounting Considerations

Prior to January 1, 2018, Section 162(m) of the Code (“Section 162(m)”) generally placed a limit of $1.0 million on the amount of compensation that we may deduct in any calendar year with respect to our Chief Executive Officer and each of our three most highly paid executive officers (excluding our Chief Financial Officer). However, an exception to the $1.0 million limitation was provided for commission-based and performance-based compensation meeting certain requirements. Pursuant to the Tax Cuts and Jobs Act of 2017, for taxable years beginning after December 31, 2017, the remuneration of a publicly-traded corporation’s chief financial officer is also subject to the deduction limit. In addition, subject to certain transition rules (which apply to remuneration provided pursuant to written binding contracts which were in effect on November 2, 2017 and which are not subsequently modified in any material respect), for taxable years beginning after December 31, 2017, the exemptions from the deduction limit for commission-based and performance-based compensation are no longer available. Consequently, for fiscal years beginning after December 31, 2017, all remuneration in excess of $1.0 million paid to a specified executive (other than compensation derived from stock awards granted prior to November 2, 2017) generally will not be deductible.

Our Compensation Committee reserves the discretion, in its judgment, to approve compensation payments that may not be deductible as a result of the deduction limit of Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent and are in the best interests of the Company and our stockholders. The Compensation Committee periodically reviews the estimated accounting and tax impacts of material elements of our executive compensation program. These factors are considered along with other factors in making awards as to whether the program is consistent with our compensation objectives in the exercise of the business judgment of the members of the Compensation Committee.

Compensation Risk Assessment

The Company and the Compensation Committee consider many factors in making compensation decisions for our named executive officers. One factor is the risk associated with our compensation programs. During the first quarter of fiscal year 2021, the Compensation Committee conducted its annual risk assessment of our compensation policies and practices covering all employees. After a review and assessment of potential risks, the Compensation Committee concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee took into account the following factors, among others:

•	the Compensation Committee engages an independent, external compensation consultant to assist with developing the executive compensation program;

•	the Compensation Committee maintains the right, in its sole discretion, to modify the compensation policies and practices at any time;

•

the Compensation Committee has elected to use time-based unvested restricted common stock and performance-based RSUs that provide our NEOs with a significant interest in the Company’s long-term performance;

•	short-term cash incentive awards are based on metrics related to Company financial and operational goals;

•	our stock ownership policy requires our NEOs and directors to own meaningful levels of our stock; and

•

the Company may recover all or a portion of any bonus or incentive compensation paid, or cancel stock-based awards granted, to the NEO if the Company’s financial results are restated or materially misstated due in whole or in part to intentional fraud or misconduct by one or more of the Company’s NEOs.

2021 Compensation Program

After updating its evaluation of compensation practices among the Company’s peer group (as discussed above), and considering the performance of the Company’s executive team, the Compensation Committee reviewed modifications to each NEO’s target annual compensation designed to facilitate retention going forward and to provide meaningful incentive plan targets that appropriately reward the executive management team. With those objectives in mind, the Compensation Committee approved the following changes for NEO compensation in 2021:

	Base Salary		Target Bonus (% of Base Salary)		Target Bonus (Performance- Based/Subjective-Base Weighting)(2)
Name	2020	2021	2020	2021	2020	2021
Peter M. Mavoides	$500,000	$600,000	100%	100%	50%/50%	75%/25%
Gregg A. Seibert	$400,000	$425,000	100%	100%	50%/50%	75%/25%
Mark E. Patten(1)	$350,000	$350,000	100%	100%	50%/50%	75%/25%

(1)

Mr. Patten was appointed as Chief Financial Officer on August 10, 2020, accordingly, he began receiving his 2020 pro rata base salary indicated in this table beginning on August 10, 2020. It is expected that Mr. Patten’s base salary will be reevaluated on the first anniversary of his hire date in 2021.

(2)

Historically, between 65% and 75% of our short-term incentive program has been performance based and the remaining 25% to 35% has been based on a qualitative assessment of an executive’s performance. In light of the uncertain operating and economic environment created by the COVID-19 pandemic, that is without recent historical precedent, the Compensation Committee determined that it was appropriate to base a larger portion of 2020 variable short-term incentive cash compensation on a qualitative assessment of individual performance; accordingly, the Compensation Committee determined that 50% of 2020 short-term incentive compensation would be performance based and 50% would be based on a qualitative assessment of an executive’s performance. The Compensation Committee made these modifications in response to the extraordinary challenges posed by the pandemic and expects that in a more normalized operating environment it will return to compensation practices similar to those used previously.

Executive and Board Stock Ownership Requirements

We have implemented stock ownership requirements for the Company’s Chief Executive Officer and the other named executive officers to align the interests of these individuals with the interests of our stockholders. The minimum share requirement is five times base salary for our Chief Executive Officer and three times base salary for the other named executive officers. Each executive has five years from the later of the date of adoption of the ownership policy or date of appointment to an executive-level position to achieve the requirement. All vested and unvested restricted share and RSU awards, earned performance equity compensation subject to time vesting, and securities convertible into or exercisable or exchangeable for common stock qualify towards satisfaction of the requirement. Unearned performance equity awards do not qualify towards the requirement. All of our named executive officers satisfy the minimum stock ownership requirements. Additionally, we generally require each of our directors that is not employed by the Company to own a number of shares of common stock with a value equal to at least five times such director’s base annual cash retainer within five years of election to the Board.

Compensation Committee Report on Executive Compensation

The Compensation Committee has reviewed the disclosures in the section titled “Compensation Discussion and Analysis” contained in the Proxy Statement and has discussed such disclosures with the management of Essential Properties Realty Trust, Inc., a Maryland corporation. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors of the Company that the “Compensation Discussion and Analysis” be included in the Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

This report was delivered by the Compensation Committee on April 2, 2021.

Members of the Compensation Committee

Joyce DeLucca, Chair Paul T. Bossidy Heather L. Neary

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves, or in the past has served, as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our Board or our Compensation Committee. None of the members of our Compensation Committee is, or has ever been, an officer or employee of the Company.

Compensation Tables

Summary Compensation Table

The following table presents compensation paid or awarded to our named executive officers with respect to the years ended December 31, 2020, 2019 and 2018 (dollar amounts in thousands):

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation(2)	Total
Peter M. Mavoides	2020	$500	$500	$1,765	$—	$—	$—	$14	$2,779
President and Chief	2019	$500	$425	$1,456	$—	$—	$—	$7	$2,388
Executive Officer	2018	$300	$250	$3,972	$—	$—	$—	$14	$4,536
(principal executive officer)(3)

Gregg A. Seibert	2020	$400	$400	$854	$—	$—	$—	$—	$1,654
Executive Vice	2019	$400	$320	$583	$—	$—	$—	$—	$1,303
President and Chief	2018	$250	$200	$3,089	$—	$—	$—	$—	$3,539
Operating Officer(3)

Mark E. Patten	2020	$139	$200	$1,243	$—	$—	$—	$50	$1,632
Executive Vice President,	2019	$—	$—	$—	$—	$—	$—	$—	$—
Chief Financial Officer	2018	$—	$—	$—	$—	$—	$—	$—	$—
(principal financial officer) and Treasurer(4)

Anthony K. Dobkin	2020	$112	$166	$11	$—	$—	$—	$—	$289
Former Interim Chief	2019	$—	$—	$—	$—	$—	$—	$—	$—
Financial Officer(5)	2018	$—	$—	$—	$—	$—	$—	$—	$—

Hillary P. Hai	2020	$94	$—	$394	$—	$—	$—	$14	$502
Former Senior Vice President,	2019	$250	$300	$233	$—	$—	$—	$10	$793
Chief Financial Officer	2018	$250	$338	$552	$—	$—	$—	$14	$1,154
(principal financial officer) and Treasurer(6)

(1)

Amounts reported in this column for 2018 reflect the full grant date fair value of restricted share awards granted during 2018 computed in accordance with ASC Topic 718. The grant date fair value was calculated based on the number of shares subject to the award multiplied by the average market price on the date of grant.

Amounts reported in this column for 2019 and 2020 reflect the full grant date fair value of restricted share awards and RSUs granted during the relevant year computed in accordance with ASC Topic 718. The grant date fair value of restricted share awards and time-based vesting RSUs was calculated based on the number of shares subject to the award multiplied by the average market price on the date of grant. The grant date fair value of the performance-based RSUs was calculated as follows, assuming that (i) the target level of performance conditions will be achieved, and (ii) the highest level of performance conditions will be achieved:

	Value of 2020 Grants at Grant Date
Name	Time- Based Vesting Awards ($)	Expected Level of Performance Conditions Achieved ($)	Maximum Level of Performance Conditions Achieved ($)
Peter M. Mavoides	387	1,378	3,446
Gregg A. Seibert	187	667	1,667
Mark E. Patten	1,243	—	—
Anthony K. Dobkin	11	—	—
Hillary P. Hai	171	222	556

	Value of 2019 Grants at Grant Date
Name	Time- Based Vesting Awards ($)	Expected Level of Performance Conditions Achieved ($)	Maximum Level of Performance Conditions Achieved ($)
Peter M. Mavoides	311	1,145	2,863
Gregg A. Seibert	125	458	1,145
Mark E. Patten	—	—	—
Anthony K. Dobkin	—	—	—
Hillary P. Hai	50	183	458

(2)

The amounts reported in this column represent matching contributions to our 401(k) plan. In the case of Mr. Patten, represents a one-time cash payment in connection with his recruitment to become the Chief Financial Officer of the Company.

(3)

In connection with our initial public offering, Messrs. Mavoides and Seibert each agreed to forego 50% of his base salary for one year following the June 2018 completion of our initial public offering. Accordingly, Messrs. Mavoides and Seibert began receiving their 2019 base salary indicated in this table beginning on July 1, 2019.

(4)	Mr. Patten was appointed our Executive Vice President, Chief Financial Officer and Treasurer on August 10, 2020 and was compensated on a pro rata basis at an annual base rate of $350,000.
(5)	Mr. Dobkin was compensated for his services as our Interim Chief Financial Officer from March 16, 2020 to August 10, 2020 on a pro rata basis at an annual base rate of $275,000.
(6)

Ms. Hai served as our Executive Vice President, Chief Financial Officer and Treasurer until March 16, 2020. Ms. Hai was compensated for services as our principal financial officer on a pro rata basis at an annual base rate of $275,000.

Grant of Plan-Based Awards

								All Other Stock Awards:	GrantDate Fair Value of Stock and Option Awards ($ in thousands)(2)
		Estimated Possible Payouts Under Non Equity Incentive Plan Awards (S)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)(1)			Number of Shares of Stock or Units (#)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Peter M. Mavoides	1/8/2020	—	—	—	17,272	34,543	86,358	—	1,378
	1/8/2020	—	—	—	—	—	—	15,352	387

Gregg A. Seibert	1/8/2020	—	—	—	8.358	16.715	41.788	—	667
	1/8/2020	—	—	—	—	—	—	7.428	187

Mark E. Patten(3)	8/10/2020	—	—	—	—	—	—	69,814	1,243

Anthony K Dobkin(3)	6/25/20	—	—	—	—	—	—	691	11

Hillary P. Hai(3)	1/8/2020	—	—	—	2,786	5,571	13,928	—	222
	1/8/2020	—	—	—	—	—	—	2,476	62
	4/30/2020	—	—	—	—	—	—	7,596	109

(1)

Payouts under the Equity Incentive Plan include performance-based RSUs awarded in 2020 for the performance period running from January 1, 2020 through December 31, 2022. The target number of RSUs was granted to each Named Executive Officer. The “threshold” number of RSUs represents 50% of the performance RSUs granted and is the number of RSUs that would vest based on achieving the minimum TSR goal during the performance period relative to that of the applicable peer group. The “target” number of RSUs represents 100% of the performance RSUs granted and is the number of RSUs that would vest based on achieving the target TSR goal during the performance period relative to that of the applicable peer group. The “maximum” number of RSUs shown is 250% of the performance RSUs granted and is the number of RSUs that would vest based on achieving the maximum TSR goal during the performance period relative to that of the applicable peer group.

(2)

Amounts represent the grant date fair value of RSUs awards granted during 2020, calculated in accordance with ASC Topic 718. For a discussion of the assumptions used to calculate the value of all RSU awards made to Named Executive Officers, refer to Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020.

(3)

Ms. Hai served as our Executive Vice President, Chief Financial Officer and Treasurer until March 16, 2020. Mr. Dobkin served as our principal financial officer (Interim Chief Financial Officer) from March 16 2020 to August 10, 2020. Mr. Patten was appointed our Executive Vice President, Chief Financial Officer and Treasurer on August 10, 2020.

Outstanding Equity Awards at December 31, 2020

The following table provides information about the outstanding equity-based awards held by each of our named executive officers as of December 31, 2020 (dollar amounts in thousands):

Named Executive Officer	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Peter M. Mavoides	212,830	$4,512	—	$—
Gregg A. Seibert	125,875	$2,669	—	$—
Mark E. Patten(3)	69,814	$1,480	—	$—

(1)

Amounts reported in this column represent (1) restricted shares granted to our named executive officers on June 25, 2018 which vest in one-third annual increments on the first, second and third anniversaries of the date of grant, subject to the named executive officer’s continued employment through such date, (2) restricted shares and RSUs granted to our named executive officers on January 8, 2019 and 2020 which vest in one-quarter annual increments on the first, second, third and fourth anniversaries of the date of grant, subject to the named executive officer’s continued employment through such date, and (3) performance RSUs at target granted to our named executive officers on January 8, 2019 and 2020 which vest in one-half increments on December 31, 2021 and 2022 and December 31, 2022 and 2023, subject to the named executive officer’s continued employment through such date.

(2)	Market value is based on our closing share price on December 31, 2020 of $21.20 per share.
(3)

In connection with Mr. Patten’s appointment as Executive Vice President, Chief Financial Officer and Treasurer of the Company, he received a grant of 69,814 restricted stock units, which will vest in equal installments on August 10 of 2021, 2022 and 2023, subject to Mr. Patten’s continued employment by the Issuer through the applicable vesting date.

Options Exercised and Stock Vested

The following table sets forth certain information regarding the vesting of equity awards held by each Named Executive Officer during 2020 (dollar amounts in thousands):

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Peter M. Mavoides	102,287	$1,655
Gregg A. Seibert	77,474	$1,234
Mark E. Patten(1)	—	$—
Anthony K. Dobkin(1)	691	$11
Hillary P. Hai(1)	61,568	$914

(1)

Mr. Patten was appointed as our Executive Vice President, Chief Financial Officer and Treasurer on August 10, 2020, and as of that date he began receiving his 2020 vesting equity awards. Ms. Hai served as our Executive Vice President, Chief Financial Officer and Treasurer until March 16, 2020. She received her 2020 vesting equity awards on April 30, 2020. Mr. Dobkin served as our principal financial officer (Interim Chief Financial Officer) from March 16, 2020 to August 10, 2020.

Pension Benefits and Nonqualified Deferred Compensation

We do not provide any retirement benefits other than the opportunity to participate in a 401(k) plan. We do not currently sponsor any qualified or non-qualified defined benefit plans, any non-qualified defined contribution plans or any deferred compensation plans. The Compensation Committee may elect to adopt such benefits if it determines that doing so is in the Company’s best interests.

Employment Agreements

On June 25, 2018, we entered into employment agreements with two of our three named executive officers. The employment agreement for each of Messrs. Mavoides and Seibert has an initial four-year term, with automatic one-year renewals unless notice of non-renewal is provided by either party. Each employment agreement includes non-competition and non-solicitation provisions that generally end one year after the executive’s termination of employment. On July 7, 2020 we entered into employment agreements with our third named executive officer, Mark E. Patten. The employment agreement for Mr. Patten has an initial four-year term, with automatic one-year renewals unless notice of non-renewal is provided by either party. Each employment agreement includes non-competition and non-solicitation provisions that generally end one year after the executive’s termination of employment.

The employment agreements for Messrs. Mavoides, Seibert and Patten provide for severance benefits upon a qualifying termination of employment. None of the employment agreements provides for payments or benefits solely upon the occurrence of a change in control. Under each employment agreement, if the executive’s employment is terminated by us without “cause” (as defined in the agreements) or by the executive for “good reason” (as defined in the agreements), and subject to the executive’s execution and non-revocation of a general release of claims, the executive would become entitled to receive: (i) any annual performance bonus awarded for the year prior to termination, to the extent unpaid; (ii) continued payments equal to 12 months of base salary; (iii) monthly reimbursement for 12 months of COBRA premiums; and (iv) for terminations of employment occurring after March 31 in a given year, a pro rata bonus for the year of termination based on actual performance, provided that the Company is on plan with respect to the budget approved by the Board for such year and the Compensation Committee approves the payment of such bonus. In the event of the executive’s termination of employment due to death or disability, the executive or the executive’s beneficiary, as applicable, would be entitled to receive: (i) any annual performance bonus awarded for the year prior to termination, to the extent unpaid; (ii) a pro rata bonus for the year of termination; and (iii) monthly reimbursement for 12 months of COBRA premiums. In the event of the non-renewal of the employment agreement, the executive would be entitled to receive any unpaid annual performance bonus awarded for the year prior to termination.

Types of Compensation Payable upon Termination of Employment

The table below reflects the types of compensation payable to each of the NEOs in the event of a termination of the executive’s employment under the various circumstances described (in addition to any base salary, incentive bonus and other benefits that have been earned and accrued prior to the date of termination and reimbursement of expenses incurred prior to the date of termination):

Termination Scenario	Cash Severance	Restricted Stock	Restricted Stock Units	Other Benefits(1)
Death or Disability	Pro rata portion of target incentive bonus for which the NEO was eligible in the year of termination.	Accelerated vesting of unvested shares of restricted stock.	Accelerated vesting of unvested RSUs.	For a period of up to 12 months, the amount the NEO was required to pay monthly to maintain coverage under COBRA.

Without “Cause(2) or for “Good Reason”(3)	Pro rata portion of target incentive bonus for which the NEO was eligible in the year of termination and a severance pay equal to 12 months of the NEO’s base salary.	Accelerated vesting of unvested shares of restricted stock.	Accelerated vesting of unvested RSUs.	For a period of up to 12 months, the amount the NEO was required to pay monthly to maintain coverage under COBRA.

(1)

Payable to the extent the NEO (or his or her eligible dependents in the event of the NEO’s death) is eligible for and elects continued coverage for himself or herself and his or her eligible dependents in accordance with COBRA.

(2)

For all NEOs, “cause” means the NEO’s (i) conviction or indictment for a felony, or plea of guilty or nolo contendere to a felony, or any other crime involving moral turpitude; (ii) willful failure or refusal to perform, or gross neglect of, the NEO’s material duties and responsibilities to the Company or any of its affiliates, or any of its or their collective officers, directors, partners, principals, members, employees, customers, or agents (the “Company Parties”); (iii) engaging in conduct involving fraud, dishonesty, gross negligence, willful misconduct, or breach of fiduciary duty; or (iv) breach of a material term of the NEO’s Employment Agreement, any other written agreement between the Executive and the Company Parties, or any written policy, procedure, or code of conduct, which breach (if curable, as reasonably determined by the Board in its sole discretion) is not cured by the NEO upon 30 days’ written notice thereof by the Company.

(3)

For all NEOs, “Good Reason” means termination of employment by the NEO on account of any of the following actions or omissions taken without the NEO’s written consent: (i) a change by the Company of the NEO’s principal place of work to a location either (x) more than 75 miles from Princeton, New Jersey or (y) north of the territorial boundary of New York City, in either case, without the consent of the NEO; (ii) any material reduction by the Company of the NEO’s base salary; (iii) a material adverse diminution of the NEO’s duties, responsibilities or authority without the NEO’s consent; or (iv) breach of a material term by the Company of the NEO’s Employment Agreement or (B) any other material written agreement between the NEO and the Company. A termination for “good reason” will not be effective until (i) the NEO provides us with written notice specifying each basis for the NEO’s determination that “good reason” exists and (ii) we fail to cure or resolve the NEO’s issues within 30 days of receipt of such notice.

Potential Payments upon Termination

The following table shows the estimated potential payments that would have been payable to each of our NEOs if a termination without cause or resignation for good reason, or a change in control of the Company, as applicable, had occurred on December 31, 2020 (dollar amounts in thousands).

Name	Benefit	Death or Disability ($)	Termination without Cause or Resignation for Good Reason ($)	Upon a Change in Control ($)
Peter M. Mavoides	Cash Severance	$500	$1000	—
	Accelerated Vesting of Restricted Stock	$2,402	$2,402	—
	Accelerated Vesting of RSUs	$3,688	$3,688	—
	Health Benefits	27	27	—
	Total	6,617	7,117	—

Gregg A. Seibert	Cash Severance	$400	$800	—
	Accelerated Vesting of Restricted Stock	$1,736	$1,736	—
	Accelerated Vesting of RSUs	$1,564	$1,564	—
	Health Benefits	27	27	—
	Total	3,727	4,127	—

Mark E. Patten(1)	Cash Severance	$200	$550	—
	Accelerated Vesting of Restricted Stock	$—	$—	—
	Accelerated Vesting of RSUs	$1,480	$1,480	—
	Health Benefits	9	9	—
	Total	1,689	2,039	—

(1)

In connection with Mr. Patten’s appointment as Executive Vice President, Chief Financial Officer and Treasurer of the Company, he received a grant of 69,814 restricted stock units, which will vest in equal installments on August 10 of 2021, 2022 and 2023, subject to Mr. Patten’s continued employment by the Issuer through the applicable vesting date.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth certain information regarding the 2018 Incentive Plan as of December 31, 2020:

	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuances Under Equity Compensation Plans Excluding Securities Reflected in Column (a)
Equity compensation plans approved by stockholders	—	N/A	2,119,352
Equity compensation plans not approved by stockholders	—	N/A	—

Total	—	N/A	2,119,352

Restricted Share Agreements

Under the previously granted restricted share agreements, the restricted shares will vest in full upon the named executive officer’s termination of employment due to death, disability or a termination by us without cause, each as defined under the restricted share agreement. In addition, under our 2018 Incentive Plan, in the event of a change in control (as defined in the 2018 Incentive Plan) of us, the Board retains discretion to determine the treatment of outstanding equity awards, which may include acceleration of the vesting of awards upon a change in control.

401(k) Plan

We maintain a qualified 401(k) savings plan for the benefit of our employees, including our named executive officers. The 401(k) plan allows participants to contribute up to 100% of his or her pre-tax cash compensation, up to the annual maximum statutory limit allowed under Internal Revenue Service guidelines. Our 401(k) plan allows for discretionary matching of employee contributions. We make matching contributions equal to 100% of the first 5% of eligible compensation contributed by participants. Participants are always vested in both their own contributions to the plan and in our matching contributions to the plan.

Other Compensation Matters

As required by Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median annual total compensation of our employees (excluding Mr. Mavoides, our President and Chief Executive Officer) and the annual total compensation of Mr. Mavoides. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

For 2020, our last completed fiscal year:

•

the median of the annual total compensation (inclusive of base salary, bonus and other items, as discussed below) of all employees of our Company (other than our President and Chief Executive Officer) was $114,315; and

•	the annual total compensation of Mr. Mavoides, as reported above in the Summary Compensation Table, was $2,779,000.

Based on this information, for 2020, the ratio of the annual total compensation of Mr. Mavoides, our President and Chief Executive Officer, to the median of the annual total compensation of all employees was 24.3 to 1.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee, we took the following steps:

•

We determined that, as of December 31, 2020, our employee population (excluding our Chief Executive Officer) consisted of 32 employees, all of whom were full-time employees located in the United States. We selected December 31, 2020 as the date upon which we would identify the “median employee” because it enabled us to make such identification in a reasonably efficient and economical manner.

•

To identify the “median employee” from our employee population, we compared the amount of base salary of our employees as reflected in our payroll records and included as part of the total compensation reported to the Internal Revenue Service on Form W-2 and annual bonus, if any, for 2020. In making this determination, we annualized the compensation of approximately 9 full-time employees who were hired after January 1, 2020 but did not work for us for the entire year. We identified our median employee using this compensation measure, which was consistently applied to all our employees included in the calculation. Since all of our employees are located in the United States, as is our Chief Executive Officer, we did not make any cost-of-living adjustments in identifying the “median employee.”

•

Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2020 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $114,315. The difference between such employee’s base salary and the employee’s annual total compensation represents the employee’s annual bonus and Company matching contributions on behalf of the employee to our 401(k) employee savings plan. Since we do not maintain a defined benefit or other actuarial plan for our employees, and do not otherwise provide a plan for payments or other benefits at, following, or in connection with retirement, the “median employee’s” annual total compensation did not include amounts attributable to those types of arrangements.

Given the different methodologies that various public companies use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

AUDIT MATTERS

Change in Independent Registered Public Accounting Firm in 2021

As disclosed in our current report on Form 8-K filed with the SEC on March 30, 2021, management and our Audit Committee undertook and completed a process to review the appointment of the Company’s independent registered public accounting firm for the year ending December 31, 2021. The Audit Committee invited several firms to participate in this process, including Ernst & Young LLP (“E&Y”), the Company’s independent registered accounting firm since 2017. As a result of this process and following careful deliberation, on March 24, 2021, the Audit Committee approved the engagement of Grant Thornton LLP (“Grant Thornton”) as the Company’s independent registered public accounting firm for the year ending December 31, 2021, effective immediately upon completion of Grant Thornton’s client acceptance process, and dismissed E&Y from that role.

E&Y’s reports on the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2020 and 2019 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2020 and 2019, and the subsequent interim period through March 24, 2021, there were (i) no “disagreements” as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions, between the Company and E&Y on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of E&Y, would have caused E&Y to make reference to the subject matter of the disagreement(s) in its audit reports on the Company’s consolidated financial statements for such years, and (ii) no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

In connection with the filing of our March 30, 2021 Current Report on Form 8-K, the Company furnished a copy of the above disclosures to E&Y and requested that E&Y furnish the Company with a letter addressed to the SEC stating whether or not E&Y agreed with the above statements. A copy of such letter dated March 30, 2021 was attached as an exhibit to such Current Report on Form 8-K.

During the fiscal years ended December 31, 2020 and 2019, and the subsequent interim period through March 24, 2021, neither the Company nor anyone acting on its behalf consulted with Grant Thornton with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report nor oral advice was provided to the Company that Grant Thornton concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue or (ii) any matter that was either the subject of a “disagreement” or “reportable event” as those terms are defined in Item 304(a)(1) of Regulation S-K.

On March 24, 2021, the Audit Committee appointed Grant Thornton as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2021, and stockholders are being asked to ratify such appointment at the Annual Meeting.

Report of the Audit Committee

In connection with its function to oversee and monitor the Company’s financial reporting process, the Audit Committee has (1) reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2020; (2) discussed with E&Y, the independent registered public accounting firm for the Company, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission (the “SEC”); (3) received the written disclosures and the letter from E&Y required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence; and (4) has discussed with E&Y its independence, and considered whether the provision of non-audit services to the Company was compatible with such independence. Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements for the year ended December 31, 2020 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the SEC.

This report was delivered by the Audit Committee on April 2, 2021.

Members of the Audit Committee

Scott A. Estes, Chairman

Lawrence J. Minich

Janaki Sivanesan

Proposal No. 3—Ratification of Appointment of Auditors

E&Y was the Company’s independent registered public accounting firm for the year ended December 31, 2020. After soliciting and evaluating several requests for proposals, the Audit Committee appointed Grant Thornton to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2021. Stockholders are asked to ratify the appointment of Grant Thornton at the Annual Meeting. Representatives of E&Y and Grant Thornton are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from stockholders.

Accounting Fees and Services

The following table sets forth the aggregate fees billed to us by E&Y for professional services rendered in 2020 and 2019.

(in thousands)	2020	2019
Audit Fees(1)	$1,920	$2,784
Audit-Related Fees(2)	38	36
Tax Fees(3)	556	560
All Other Fees	—	—

Total	$2,514	$3,380

(1)

Audit fees consist of fees incurred in connection with the audit of our annual financial statements, as well as services related to SEC matters, including review of registration statements filed with the SEC and related comfort letters and consents, and other services.

(2)	Audit-related fees consist of fees for attestation services rendered by E&Y related to our master trust funding program.
(3)	Tax fees consist of fees for professional services rendered by E&Y for tax compliance, tax advice and tax planning.

The charter of the Audit Committee provides that the Audit Committee is responsible for the appointment, compensation and oversight of our independent auditor and must pre-approve all audit, audit-related and non-audit services to be provided by our independent auditor, other than certain de minimis non-audit services. All non-audit services were reviewed by the Audit Committee, and the Audit Committee concluded that the provision of such services by E&Y was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee may form and delegate authority to grant pre-approvals of audit and permitted non-audit and tax services to subcommittees consisting of one or more members when it deems appropriate, provided that decisions of such subcommittee to grant pre-approvals and take any other actions shall be presented to the full Audit Committee at its next scheduled meeting. In its review of these services and related fees and terms, the Audit Committee considers, among other things, the possible effect of the performance of such services on the independence of our independent registered public accounting firm.

None of the services described above were approved pursuant to the de minimis exception provided in Rule 2-01(c)(7)(i)(C) of Regulation  S-X promulgated by the SEC.

Vote Required

Approval of the ratification of the appointment of Grant Thornton as the Company’s independent registered public accounting firm for the year ending December 31, 2021 requires the affirmative vote of a majority of all votes cast on the matter at the Annual Meeting. If the appointment of Grant Thornton is ratified, the Audit Committee, in its sole discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company. Conversely, if stockholders do not ratify the appointment, the Audit Committee may investigate the reasons for stockholder rejection and may consider whether to retain Grant Thornton or to appoint another independent registered public accounting firm.

Board Recommendation

The Board unanimously recommends that you vote “FOR” the ratification of the appointment of Grant Thornton as the Company’s independent registered public accounting firm for the year ending December 31, 2021.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of shares of our common stock, including shares of our common stock into which OP Units are exchangeable, as of March 25, 2021, unless otherwise indicated in the footnotes to the table below, for (1) each person who is the beneficial owner of 5% or more of our outstanding common stock, (2) each of our directors and named executive officers and (3) all of our directors and executive officers as a group. Each person named in the table has sole voting and investment power with respect to all of the shares of our common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (1) the exercise of any option, warrant or right, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account or similar arrangement or (4) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options or other rights (as set forth above) held by that person that are exercisable as of the date hereof or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

Unless otherwise indicated, the address of each named person is c/o Essential Properties Realty Trust, Inc., 902 Carnegie Center Boulevard, Suite 520, Princeton, New Jersey 08540. No shares beneficially owned by any executive officer or director have been pledged as security, except for securities held in accounts that may, from time to time, utilize margin borrowing secured by the securities held in such accounts.

Name of Beneficial Owner	Number of Shares and OP Units Beneficially Owned	Percentage of All Shares(1)
Greater than 5% Stockholders:
BlackRock, Inc.(2)	17,058,039	15.66%
Wellington Management Group LLP(3)	12,040,539	11.05%
The Vanguard Group(4)	11,249,079	10.33%
Stichting PGGM Depositary and Bedrijfstakpensioenfonds voor het Schilders-, Afwerkings- en Glaszetbedrijf(5)	6,316,637	5.80%
Deutsche Bank AG (6)	5,487,991	5.04%

Directors and Named Executive Officers:
Paul T. Bossidy	46,448	*
Joyce DeLucca	14,448	*
Scott A. Estes	84,448	*
Peter M. Mavoides	753,138	*
Lawrence J. Minich	9,651	*
Heather L. Neary	8,751	*
Stephen D. Sautel	261,786	*
Janaki Sivanesan	7,151	*
Mark E. Patten	80,893	*
Gregg A. Seibert	214,504	*
All executive officers and directors as a group (10 persons)	1,481,218	1.36%

*	Represents less than 1%
(1)

Assumes 108,934,363 shares of our common stock and, in the case of holders of OP Units, the number of OP Units they hold are outstanding as of March 25, 2021 and that such units have been exchanged for common stock on a one-for-one basis.

(2)

Based upon information contained in a Schedule 13G filed on January 25, 2021, as of December 31, 2020, BlackRock, Inc. had sole voting power over 16,797,538 shares, sole dispositive power over 17,058,039 shares and no shared voting or dispositive power with respect to any of the reported shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(3)

Based upon information contained in a Schedule 13G filed on January 11, 2021, as of December 31, 2020, Wellington Management Group LLP had shared voting power over 10,830,917 shares, shared dispositive power over 12,040,539 shares and no sole voting or dispositive power with respect to any of the reported shares. The address of Wellington Management Group LLP is c/o Wellington Management Group LLP is 280 Congress Street, Boston, MA 02210.

(4)

Based upon information contained in a Schedule 13G/A filed on February 10, 2021, as of December 31, 2020, The Vanguard Group had shared voting power over 322,991 shares, sole dispositive power over 10,848,955 shares, shared dispositive power over 400,124 shares and no sole voting power with respect to any of the reported shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(5)

Based upon information contained in a Schedule 13G filed on March 18, 2021, as of December 31, 2020, Stichting PGGM Depositary and Bedrijfstakpensioenfonds voor het Schilders-, Afwerkings- en Glaszetbedrijf had sole voting power over 6,316,367 shares and no shared voting or dispositive power with respect to any of the reported shares. The address of Stichting PGGM Depositary and Bedrijfstakpensioenfonds voor het Schilders-, Afwerkings- en Glaszetbedrijf is Noordweg Noord 150, 3704 JG Zeist, The Netherlands.

(6)

Based upon information contained in a Schedule 13G filed on February 16, 2021, as of December 31, 2020, the Deutsche Asset Management business group (collectively, “DAM”) of Deutsche Bank AG and its subsidiaries and affiliates had sole voting power over 4,225,785 shares, sole dispositive power over 5,415,036 shares and no shared voting or dispositive power with respect to any of the reported shares. The address of Deutsche Bank AG is 60325 Frankfurt am Main, Federal Republic of Germany.

OTHER MATTERS

As of the date of this Proxy Statement, we have not been presented with any other business for consideration at the Annual Meeting. If any other matter is properly brought before the meeting for action by the stockholders, your proxy (unless revoked) will be voted in accordance with the recommendation of the Board, or the discretion of the proxy holders if no recommendation is made.

Stockholder Communications with the Board

The Board has adopted a process by which stockholders and other interested parties may communicate directly with the Board, a Board committee, a particular group of directors (e.g., the independent directors) or individual members of the Board. Stockholders and other interested parties who wish to communicate with the Board may do so by sending written communications addressed to the named individual, the committee, the group or the Board as a whole to Essential Properties Realty Trust, Inc., 902 Carnegie Center Boulevard, Suite 520, Princeton, New Jersey 08540, Attention: Corporate Secretary. In general, any communication delivered to the Company for forwarding to the Board, a Board committee, a particular group of directors or specified Board members will be forwarded in accordance with the stockholder’s instruction, except that we reserve the right not to forward any commercial, offensive or otherwise inappropriate materials.

Stockholder Proposals for 2022 Annual Meeting

Stockholders who intend to present proposals at the 2022 Annual Meeting of Stockholders, and who wish to have those proposals included in the Company’s proxy statement for the 2022 Annual Meeting, must be certain that those proposals are received at the principal executive offices of the Company at 902 Carnegie Center Boulevard, Suite 520, Princeton, New Jersey 08540; Attention: Corporate Secretary, no later than December 8, 2021. If such proposal is in compliance with all of the requirements of Rule 14a-8 under the Exchange Act, it will be included in the proxy statement and set forth on the form of proxy issued for such annual meeting of stockholders. It is recommended that any such proposal be sent by certified mail, return receipt requested.

The Company’s current bylaws set forth the process by which stockholder proposals that are not submitted for inclusion in the Company’s proxy materials pursuant to Rule 14a-8 under the Exchange Act may be brought before an annual meeting. For business to be properly brought before an annual meeting by a stockholder, such proposed business must constitute a proper matter for stockholder action, which includes the nomination of directors, and the stockholder must have given timely notice thereof in writing to the Company and satisfied the other requirements set forth in the Company’s current bylaws. To be timely, a stockholder’s notice must be delivered to the Secretary of the Company at the principal executive offices of the Company, not later than 5:00 p.m., Eastern time, 120 days before and not earlier than 150 days before the first anniversary of the date of the proxy statement being released to the Company’s stockholders for the preceding year’s annual meeting of stockholders; provided, however, that if an annual meeting of stockholders is called for a date that is not within 30 days before or after the anniversary date of the preceding annual meeting, then, in order to be timely, a stockholder’s notice must be received by the Company no earlier than the 150th day prior to the date of such annual meeting and no later than 5:00 p.m., Eastern time, on the later of (a) the 120th day prior to the date of such annual meeting, as originally convened, and (b) the tenth day following the day on which public announcement of the date of such meeting is first made. The stockholder notice must comply with the information requirements set forth in the Company’s current bylaws. To be timely for purposes of the 2022 Annual Meeting of Stockholders (assuming the date of such annual meeting is within 30 days before or after the one-year anniversary of the Annual Meeting to which this Proxy Statement relates), the notice must be received no earlier than November 8, 2021 and no later than December 8, 2021.

Annual Report

We refer you to our Annual Report on Form 10-K, containing financial statements for the year ended December 31, 2020, filed with the SEC. You may access it on our investor relations website at http://investors.essentialproperties.com. We will provide without charge, upon written request to the Corporate Secretary of the Company, at the address listed on the cover page of this Proxy Statement.

Annex A

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Reconciliation of net income to AFFO

(in thousands, except per share data)	Year Ended December 31, 2020
Net income	$42,528
Depreciation and amortization of real estate	59,309
Provision for impairment of real estate	8,399
Gain on dispositions of real estate, net	(5,821)

FFO attributable to stockholders and non-controlling interests	104,415
Other non-recurring expenses(1)	2,273

Core FFO attributable to stockholders and non-controlling interests	106,688
Adjustments:
Straight-line rental revenue, net	(11,905)
Non-cash interest	2,040
Non-cash compensation expense	5,427
Other amortization expense	3,854
Other non-cash charges	829
Capitalized interest expense	(228)
Transaction costs	291

AFFO attributable to stockholders and members and non-controlling interests	$106,995

AFFO per share on a fully diluted basis	$1.11

(1)

Includes non-recurring expenses of approximately $39,000 related to reimbursement of executive relocation costs, $1.1 million for severance payments and acceleration of non-cash compensation expense in connection with the termination of one of our executive officers, $0.2 million of non-recurring recruiting costs, and our $0.9 million loss on repayment of secured borrowings during the year ended December 31, 2020.

Reconciliation of general and administrative expenses to Cash G&A Expense

(in thousands)	Year Ended December 31, 2020
General and administrative	$24,444
Non-recurring expenses(1)	(1,349)
Non-cash compensation expense	(5,427)

Cash G&A Expense	$17,668

(1)

Includes non-recurring expenses of approximately $39,000 related to reimbursement of executive relocation costs, $1.1 million for severance payments and acceleration of non-cash compensation expense in connection with the termination of one of our executive officers, $0.2 million of non-recurring recruiting costs.

Annex A-1

Reconciliation of net income to Annualized Adjusted EBITDAre

(in thousands)	Three Months Ended December 31, 2020
Net income	$5,705
Depreciation and amortization	19,004
Interest expense	7,764
Interest income	(52)
Income tax expense	56

EBITDA attributable to stockholders and non-controlling interests	32,475
Provision for impairment of real estate	3,319
Gain on dispositions of real estate, net	(1,850)

EBITDAre attributable to stockholders and non-controlling interests	$33,944
Adjustment for current quarter re-leasing, acquisition and disposition activity(1)	4,681
Adjustment to exclude other non-recurring activity(2)	2,826
Adjusted EBITDAre attributable to stockholders and non-controlling interests	$41,451

Annualized Adjusted EBITDAre attributable to stockholders and non-controlling interests	$165,805

(1)	Adjustment assumes all re-leasing activity, investments in and dispositions of real estate investments made during the three months ended December 31, 2020 had occurred on October 1, 2020.
(2)

Adjustment excludes $21 of non-core expenses, a $299 adjustment to our provision for loan loss and $2,506 related to the write-off of receivables and real estate tax expense from prior periods for non-accrual tenants.

Reconciliation of total debt to net debt

(in thousands)	December 31, 2020
Secured borrowings, net of deferred financing costs	$171,007
Unsecured term loan, net of deferred financing costs	626,272
Revolving credit facility	18,000

Total debt	815,279
Deferred financing costs, net	5,914
Gross debt	821,193
Cash and cash equivalents	(26,602)
Restricted cash deposits held for the benefit of lenders	(6,388)

Net debt	$788,203

Net debt-to-Annualized Adjusted EBITDAre Ratio	4.8x

Annex A-2

YOUR VOTE IS IMPORTANT!

PLEASE VOTE BY:

INTERNET Go To: www.proxypush.com/EPRT • Cast your vote online. • Have your Proxy Card ready. • Follow the simple instructions to record your vote.
PHONE Call 1-855-673-0639 • Use any touch-tone telephone, 24 hours a day, 7 days a week. • Have your Proxy Card ready. • Follow the simple recorded instructions.
MAIL • Mark, sign and date your Proxy Card. • Fold and return your Proxy Card in the postage-paid envelope provided.

TIME:	Monday, May 17, 2021 09:30 AM, Eastern Time
PLACE:	Virtual format. Details are available at www.proxydocs.com/EPRT.

This proxy is being solicited on behalf of the Board of Directors

The undersigned stockholder of Essential Properties Realty Trust, Inc., a Maryland corporation (the “Company”), hereby appoints Peter M. Mavoides and Gregg A. Seibert, and each or either of them, as proxies for the undersigned, with full power of substitution and revocation in each of them, and authorizes them, and each of them, to vote all the shares of capital stock of the Company which the undersigned is entitled to vote at said meeting and any adjournment or postponement thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment or postponement thereof, conferring authority upon such proxies to vote in their discretion on such other matters as may properly come before the meeting or any adjournment or postponement thereof, revoking all prior proxies and otherwise authorizing the proxies, or either of them, to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the named proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the accompanying proxy statement, the terms of each of which are incorporated by reference.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the recommendations of the Board of Directors. The named proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE  REVERSE SIDE

Essential Properties Realty Trust, Inc.

Annual Meeting of Stockholders

Please make your marks like this:	Use dark black pencil or pen only

Board of Directors Recommends a Vote FOR each Nominee Listed Below in Proposal 1, FOR Proposal 2 and FOR Proposal 3

	PROPOSAL		YOUR VOTE		BOARD OF DIRECTORS RECOMMENDS

1:	Election of Directors
		FOR	WITHHOLD
	1.01 Paul T. Bossidy	☐	☐		FOR

	1.02 Joyce DeLucca	☐	☐		FOR

	1.03 Scott A. Estes	☐	☐		FOR

	1.04 Peter M. Mavoides	☐	☐		FOR

	1.05 Lawrence J. Minich	☐	☐		FOR

	1.06 Heather L. Neary	☐	☐		FOR

	1.07 Stephen D. Sautel	☐	☐		FOR

	1.08 Janaki Sivanesan	☐	☐		FOR

		FOR	AGAINST	ABSTAIN

2:	To approve, on an advisory basis, the compensation of the company’s named executive officers as more particularly described in the proxy statement.	☐	☐	☐	FOR

3:	To ratify the appointment of Grant Thornton LLP as the company’s Independent Registered Public Accounting Firm for the year ending December 31, 2021.	☐	☐	☐	FOR

You must pre-register by 05/14/2021 to attend the meeting online and/or participate at www.proxydocs.com/EPRT.

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date